                                                                  EXECUTION COPY

                                       NEW

                             PARTICIPATION AGREEMENT

                                      AMONG

                        BIG RIVERS ELECTRIC CORPORATION,

                           LG&E ENERGY MARKETING INC.,

                         WESTERN KENTUCKY LEASING CORP.,

                              WKE STATION TWO INC.

                                       AND

                          WESTERN KENTUCKY ENERGY CORP.

                                  APRIL 6, 1998


[* REDACTED = Omitted pursuant to confidentiality request. Material filed separately with SEC.]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1 DEFINITIONS, WHOLE AGREEMENT AND PAYMENTS...........................4

ARTICLE 2 PARTICIPATION EFFECTIVE DATE........................................4

ARTICLE 3 PHASE I EFFECTIVE DATE AND PHASE II EFFECTIVE DATE..................5

ARTICLE 4 CLOSING.............................................................5

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BIG RIVERS........................8

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF LG&E PARTIES.....................15

ARTICLE 7 COVENANTS OF BIG RIVERS............................................16

ARTICLE 8 COVENANTS OF CERTAIN LG&E PARTIES..................................19

ARTICLE 9 TRANSFERS AND ASSIGNMENTS TO OCCUR ON THE EFFECTIVE DATE...........20

ARTICLE 10 TRANSFERRED EMPLOYEE MATTERS......................................25

ARTICLE 11 TAXES.............................................................28

ARTICLE 12 ACCOUNTING........................................................31

ARTICLE 13 INSURANCE COVERAGE................................................32

ARTICLE 14 ENVIRONMENTAL LIABILITIES AND INDEMNITIES.........................34

ARTICLE 15 DISPUTE RESOLUTION AND ARBITRATION................................38

ARTICLE 16 TRANSFERS AND ASSIGNMENTS.........................................41

ARTICLE 17 TERMINATION.......................................................43

ARTICLE 18 WAIVER; LG&E INDEMNITIES..........................................48

ARTICLE 19 SEVERAL OBLIGATIONS...............................................49

ARTICLE 20 MUTUAL COVENANTS..................................................50


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                                                                            Page
                                                                            ----

ARTICLE 21 GENERAL PROVISIONS................................................52

ARTICLE 22...................................................................58

ARTICLE 23 MISCELLANEOUS.....................................................60

ARTICLE 24 GENERAL PROVISIONS................................................61


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                             Participation Agreement
                            [*All Exhibits REDACTED.]

Exhibit     A      Cost Sharing Agreement
Exhibit     B      Facilities Operating Agreement
Exhibit     C      Lease and Operating Agreement
Exhibit     D      Power Purchase Agreement
Exhibit     E      Transmission Services and Interconnection Agreement
Exhibit     F      Tax Indemnification Agreement
Exhibit     G      Mortgage and Security Agreement
Exhibit     H      Non-Disturbance Agreement
Exhibit     I      [RESERVED]
Exhibit     J      [RESERVED]
Exhibit     K      Settlement Promissory Note
Exhibit     L      Form of Smelter Undertaking
Exhibit     M      Station Two Agreement
Exhibit     N      Settlement Mortgage
Exhibit     O      Promissory Note (LEM Advances)
Exhibit     P      Capitalization Guidelines
Exhibit     X      Definitions

Schedules                   [*All Schedules REDACTED.]
            2.1    CCAP Calculation
            3.1    Conditions Precedent to Phase I
            3.2    Conditions Precedent to Phase II
            3.3    Conditions Precedent to Phase II (Phase I pre Phase II)
            5.1.3  Consents
            5.1.5  Output
            5.1.6  Real Property
            5.1.7  Rights-of-Way
            5.1.8  Station Two Contracts
            5.1.9  Real Property Leases
            5.1.10 Water Supply
            5.1.11 Personal Property
            5.1.12 Equipment Leases
            5.1.13 Contracts
            5.1.14 Permits
            5.1.15 Condition of Tangible Assets
            5.1.16 SO(2) Allowances
            5.1.17 Litigation and Insurance Claims
            5.1.18 Compliance with Laws
            5.1.19 Environmental Matters
            5.1.20 Benefit Plans
            5.1.21 Labor
            5.1.22 Transferred Employees
            5.1.23 No Condemnation


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            5.1.26 Intellectual Property
            6.1.3  No Violation
            9.1    Inventory Procedures
            9.2    Assignment and Assumption Agreement
            9.2.1  Big Rivers' Fuel Supply Agreements
            9.3    Excluded Assets


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

                           NEW PARTICIPATION AGREEMENT

            THIS NEW PARTICIPATION AGREEMENT ("Agreement") is dated this 6th day of April, 1998 (the "Execution Date") among BIG RIVERS ELECTRIC CORPORATION, a Kentucky rural electric cooperative ("Big Rivers"), LG&E ENERGY MARKETING INC., an Oklahoma corporation ("LEM"), WESTERN KENTUCKY LEASING CORP., a Kentucky corporation and agent of the LG&E Parties (as hereinafter defined) for purposes of this Agreement ("Leaseco"), WKE STATION TWO INC., a Kentucky corporation formerly known as LG&E Station Two Inc. ("Station Two Subsidiary") and WESTERN KENTUCKY ENERGY CORP., a Kentucky corporation ("WKEC") (hereinafter, LEM, Leaseco, Station Two Subsidiary and WKEC are collectively referred to as the "LG&E Parties" and together with Big Rivers, the "Parties").

                                    RECITALS

            A. Big Rivers owns or operates certain Generating Plants which generate electric capacity and energy and it sells power to its Members and to other third parties. On September 25, 1996, Big Rivers filed for relief under Chapter 11 of the Bankruptcy Code.

            B. Big Rivers and the LG&E Parties desire to enter into a transaction (the "Phase II Transaction") pursuant to which, inter alia, one of the LG&E Parties, or an affiliate thereof, will lease from Big Rivers its Facilities and certain other Assets and will operate the Facilities and obtain title to the electric energy and capacity produced by such Generating Plants, supply power to Big Rivers and certain Members and market excess power, in exchange for such consideration as agreed upon by Big Rivers and the LG&E Parties.

            C. Big Rivers and the LG&E Parties also desire to enter into such agreements and instruments of assignment that would permit one or more of the LG&E Parties, or an affiliate thereof, either directly or as agent for Big Rivers, to operate and sell power from Station Two.

            D. Big Rivers and the LG&E Parties recognize that certain regulatory approvals and other preconditions must be met before the contemplated Phase II Transactions can be consummated.

            E. The Parties therefore desire to enter into the Phase I Agreements, whereby Big Rivers and the LG&E Parties would begin to receive the economic benefits of the contemplated transactions at an earlier date than otherwise would be feasible.

            F. The Parties desire that such Phase I Agreements continue until the earlier of approximately twenty-five years after the Effective Date or such time as Big Rivers and the LG&E Parties are able to implement the Phase II Transaction, at which time the Phase I Agreements will terminate and the Phase II Agreements will become effective and will remain in effect until such time as the duration of Phase I and Phase II equals approximately twenty-five years, as defined more specifically in the Operative Documents.


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

            G. On June 9, 1997, the Parties entered into the Original Participation Agreement which set forth the circumstances and conditions under which the agreements relating to the above-referenced transactions would be executed and become effective, various other matters of interest and agreements of Big Rivers and the LG&E Parties and common provisions relating to certain of the Operative Documents.

            H. On the same date, LEC executed and delivered the Original Guaranty to Big Rivers.

            I. On June 9, 1997, Big Rivers filed its First Amended Plan of Reorganization Proposed by Debtor Big Rivers Electric Corporation under Chapter 11 of the Bankruptcy Code as Modified and Restated June 9, 1997 which contemplated the Original Participation Agreement, certain of the Operative Documents and the transactions contemplated thereby.

            J. A confirmation hearing concerning the above-referenced plan was held and said plan was confirmed. The Bankruptcy Court order confirming said plan approved the transactions contemplated by the form of Operative Documents as filed therewith.

            K. Subsequently, Big Rivers and certain of the LG&E Parties applied to the Kentucky Public Service Commission ("KPSC") for approval of certain aspects of the plan, including approval of the rates to be charged by Big Rivers to its Members for electric power service for resale to their customers.

            L. The KPSC set the matter for hearing and at the conclusion of the hearing directed the Parties to try to reach a resolution on the treatment of unforeseen costs affecting the operation of the Generating Plants with the intention that unforeseen costs would be allocated among the classes of Members' customers in a manner other than as contemplated in the plan.

            M. In response to the KPSC directive, Big Rivers and the LG&E Parties have agreed to modify the transactions as contemplated in the Original Participation Agreement and the form of the Operative Documents attached thereto.

            N. On March 18, 1998, Big Rivers and the LG&E Parties executed an Amended and Restated Participation Agreement, the effectiveness of which was conditioned on certain events which failed to occur, thus rendering such document of no effect.

            O. In order to effectuate the contemplated modifications, to assure compatibility among all of the forms of Operative Documents, including the Station Two Agreement, to make certain technical corrections to the form of the existing Operative Documents prior to their execution, and to create certain additional Operative Documents that will be required to effectuate a transaction on modified terms from those contemplated in the Original Participation Agreement, the Parties have agreed to enter into this Agreement, and to suspend their obligations under the Original Participation Agreement until such time as it is determined if the transactions contemplated in this Agreement can be effectuated in accordance with the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Parties agree as follows:


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

                                   ARTICLE 1

                    DEFINITIONS, WHOLE AGREEMENT AND PAYMENTS

            1.1 Terms Defined in this Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in
Exhibit X hereto.

            1.2 Whole Agreement. The schedules and exhibits to this Agreement constitute an integral part of this Agreement, and all references to this Agreement shall include all such schedules, attachments and exhibits.

            1.3 Method of Payment. All payments required to be made by a Party to the other Party under the terms of this Agreement or any other Operative Document, unless otherwise provided herein or in such other Operative Document, shall be made in immediately available United States funds no later than 2:00 p.m. eastern time on the due date therefor. A Party desiring to receive any such payment by wire transfer shall provide written notice to the other Party not less than five (5) business days prior to the due date indicating the wire instructions and applicable account information. A written notice shall be applicable to all future payments unless revoked or modified by that notice or any subsequent written notice.

            1.4 Late and Partial Payments. All amounts payable under this Agreement or any other Operative Document by a Party, if not paid when due, will bear interest from the due date until paid at the Default Rate. No receipt by the Party to whom a payment is due of an amount less than the full amount due will be deemed to be other than payment on account, nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord or satisfaction. The receiving Party may accept such check or payment without prejudice to its right to recover the balance or pursue any right hereunder.

                                   ARTICLE 2

                          PARTICIPATION EFFECTIVE DATE

            2.1 This Agreement will be effective on the date on which all of the following have occurred (the "Participation Effective Date"): (a) this Agreement is executed and delivered by the Parties hereto; (b) the Bankruptcy Court has entered an order, which order approves (i) this Agreement and the other Operative Documents in substantially the form attached hereto, and (ii) modifications to the Plan, as contemplated herein, in accordance with Section 1127 of the Bankruptcy Code; and (c) the RUS has accepted such modifications to the Plan and this Agreement (including the Exhibits hereto), which acceptance shall be evidenced by the RUS failing to notify Big Rivers that it has changed its acceptance of the Plan by the date established by the Bankruptcy Court for such notifications, under Bankruptcy Code Section 1127(d).

                                   ARTICLE 3

               PHASE I EFFECTIVE DATE AND PHASE II EFFECTIVE DATE

            3.1 The Phase I Agreements will become effective on the Phase I Effective Date; provided, however, that LEC has not determined, in its discretion, based upon advice of its tax advisors, that it would incur unacceptable liabilities by reason of the Tax Indemnification Agreement, in which case the Parties agree that Phase I shall not commence and the Parties shall proceed with Phase II in accordance with Section 3.2 hereof.

            3.2 In the event that (a) the regulatory conditions set forth in
Schedule 3.2 are satisfied (or waived by the applicable Parties) prior to the commencement of Phase I or (b) the determination set forth in the proviso described in Section 3.1 has been made by LEC, the Parties agree that the Phase I Agreements shall never become effective and that the Closing referred to below shall consummate the transactions contemplated by the Phase II Agreements rather than the transactions contemplated by the Phase I Agreements.

            3.3 At any time subsequent to the occurrence of the Phase I Effective Date, upon the satisfaction (or waiver by the applicable Parties) of all conditions set forth in Schedule 3.3, (i) the Phase II Agreements will become effective and (ii) the Phase I Agreements (other than those which are also Phase II Agreements) will terminate (subject to survival of specific provisions as provided therein). Such date shall hereinafter be referred to as the "Phase II Effective Date." At such time as either Big Rivers or Leaseco (as agent for the LG&E Parties) in good faith believes that each of the conditions precedent set forth in Schedule 3.3 have been satisfied or waived by the relevant Party, the Party having that belief may, in its discretion, notify the other Party of its belief. For purposes of this Section 3.3 only "Party" shall refer to (i) Big Rivers or (ii) Leaseco, acting as agent for all the LG&E Parties. The Party receiving such notice agrees to notify the first Party of whether it agrees with or disputes the first Party's belief within ten (10) Business Days after delivery of the initial notice. In the event a Party fails to respond within that ten-day period, it shall be deemed to have agreed with the initial Party's belief. The Phase II Effective Date shall, for purposes of this Agreement, be deemed to have commenced two (2) Business Days following the expiration of the ten-day notice period described above or, if the initial Party's belief shall have been disputed by the other Party as contemplated above, two (2) Business Days after a determination that such conditions precedent have been so satisfied or waived is made (i) by the mutual agreement of the disputing Parties, or (ii) pursuant to a final, non-appealable decision rendered pursuant to Article 15.

                                    ARTICLE 4

                                     CLOSING

            4.1 The Closing. The consummation of the transactions contemplated in this Agreement and the Phase I Agreements or the Phase II Agreements, as the case may be (the "Closing"), other than the transactions which are required by this Agreement to be consummated prior to the Closing, shall take place at the offices of Sullivan, Mountjoy, Stainback & Miller, P. S. C., Owensboro, Kentucky (or at such other location as the parties may agree) at 10:00 a.m.,


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local time, on the date (the "Effective Date") that is 10 business days following the earlier to occur of (i) the date on which all conditions set forth in Schedule 3.1 of this Agreement have been fulfilled or waived in writing or
(ii) the date on which all conditions set forth in Schedule 3.2 of this Agreement have been fulfilled or waived in writing.

            4.2 Actions Simultaneous. Notwithstanding the order of the deliveries by the Parties set forth below, all deliveries shall occur simultaneously and shall not be deemed to have been completed until each of the steps set forth in this Article 4 has been completed or has been waived by the Party who is required to waive the same.

            4.3 Big Rivers Deliveries. Subject to fulfillment or waiver of the conditions set forth in Schedule 3.1 or Schedule 3.2, as the case may be, at the Closing, Big Rivers shall deliver to the LG&E Parties all of the following (duly executed where appropriate):

                  4.3.1 Copies of Big Rivers' Articles of Incorporation certified as of a date no more than thirty (30) calendar days prior to the Effective Date by the Secretary of the Commonwealth of Kentucky.

                  4.3.2 Certificate of Existence of Big Rivers issued as of a recent date by the Secretary of the Commonwealth of Kentucky.

                  4.3.3 Certificate of the Secretary or an Assistant Secretary of Big Rivers, dated the Effective Date, in form and substance reasonably satisfactory to the LG&E Parties, as to (i) no amendments to the Articles of Incorporation of Big Rivers since the certification date referred to in
      Section 4.3.1, (ii) the By-laws of Big Rivers, and (iii) the resolutions of the Board of Directors of Big Rivers authorizing the execution and performance of the Operative Documents, the Debt Restructuring Documents, Big Rivers' obligations with respect to the letters of credit described therein, the Baseline Study Agreement between Big Rivers and WKEC, the Member Contracts and the Station Two Agreement and the transactions contemplated thereby.

                  4.3.4 The Operative Documents (including, without limitation, the Settlement Note) duly executed by an authorized officer of Big Rivers, and copies of the executed Debt Restructuring Documents.

                  4.3.5 The opinions of each of Sullivan, Mountjoy, Stainback & Miller, P. S. C. and Long Aldridge Norman LLP referenced in Item I (17) of
      Schedule 3.1.

                  4.3.6 A certificate of an authorized officer of Big Rivers, stating that (i) the representations and warranties set forth in Article 5 hereof are true and correct in all material respects on the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and (ii) the conditions precedent to Big Rivers' obligations set forth in Schedule
      3.1 or Schedule 3.2, as the case may be, have been satisfied or waived by Big Rivers, provided that the foregoing shall not relieve any other party to any Operative Document for any misrepresentation by such party in such Operative Document.

                  4.3.7 Such bills of sale and other appropriate documents of transfer, conveyance and assignment (in form reasonably satisfactory to Big Rivers and the LG&E Parties) as shall be necessary or appropriate in order for the assignment by Big Rivers to Leaseco of the Inventory, the Personal Property, the Intangible Assets and the SO(2) Allowances as contemplated in Sections 9.1, 9.2, 9.3 and 9.4, including, without limitation, the Assignment and Assumption Agreement.

                  4.3.8 All amounts required to be paid by Big Rivers to any LG&E Party pursuant to the Operative Documents on such date.

                  4.3.9 The "Marketing Payment" payable by Big Rivers to LEM as contemplated in the Interim Wholesale Marketing Assistance Agreement, dated June 18, 1997, as amended.

            4.4 LG&E Parties' Deliveries. Subject to fulfillment or waiver of the conditions set forth in Schedule 3.1 or Schedule 3.2, as the case may be, at the Closing, the LG&E Parties shall deliver to Big Rivers all of the following (duly executed where appropriate):

                  4.4.1 Copies of the Articles of Incorporation of each LG&E Party, each certified as of a date no more than thirty (30) calendar days prior to the Effective Date by the Secretary of State of the state of their respective incorporation.

                  4.4.2 Certificate of Existence or Certificate of Good Standing, as appropriate, each issued as of a recent date by the Secretary of State of the state of their incorporation and an Authorization to Transact Business in the Commonwealth of Kentucky, to the extent an LG&E Party is not a Kentucky Corporation, of each LG&E Party.

                  4.4.3 Certificate of the Secretary or an Assistant Secretary of each LG&E Party, each dated the Effective Date, in form and substance reasonably satisfactory to Big Rivers, as to (i) no amendments to the Articles of Incorporation of any LG&E Party since the certification date referred to in Section 4.4.1, (ii) their By-laws and (iii) their resolutions of the Board of Directors authorizing the execution and performance of the Operative Documents to which each is a party, if any, the transactions contemplated thereby, and all other documents executed in connection therewith.

                  4.4.4 The Operative Documents, duly executed by an authorized officer of the relevant LG&E Party.

                  4.4.5 The Initial Fixed Payment, as defined in Section 3.3 of the Power Purchase Agreement, or the Initial Rental Payment under Section
      2.3.1 of the Lease, as the case may be.

                  4.4.6 A payment in consideration of transfer of Inventory and Personal Property as contemplated by Sections 9.1 and 9.3, respectively.

                  4.4.7 A payment in the amount of $[REDACTED], representing the Closing Date enhancement payment.

                  4.4.8 All other amounts required to be paid by any LG&E Party to Big Rivers pursuant to the Operative Documents on such date.

                  4.4.9 The opinions of each of Dewey Ballantine LLP and Greenebaum Doll & McDonald PLLC referenced in Item II (14) of Schedule 3.1.

                  4.4.10 Commitments or other evidence of insurance referenced in, and in accordance with, Article 13.

                  4.4.11 A certificate of an authorized officer of each LG&E Party stating that (i) the representations and warranties set forth in
      Article 6 hereof are true and correct in all material respects on the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and (ii) the conditions precedent to the LG&E Parties' obligations set forth in Schedule 3.1 or Schedule 3.2, as the case may be, have been satisfied or waived by the LG&E Parties, provided that the foregoing shall not relieve any other party to any Operative Document for any misrepresentation by such party in such Operative Document.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF BIG RIVERS

            5.1 Representations and Warranties of Big Rivers. Big Rivers hereby represents and warrants to the LG&E Parties as follows:

                  5.1.1 Organization and Powers of Big Rivers. Big Rivers is a rural electric cooperative, duly organized and existing under the laws of the Commonwealth of Kentucky. Big Rivers has all requisite cooperative power and authority to own the Facilities and all other assets and properties held by it, and to carry on its business as now being conducted.

                  5.1.2 Authority Relative to Agreement. No further cooperative or member authorization is necessary for the execution, delivery and performance of this Agreement.

                  5.1.3 No Violation. Except as set forth in Schedule 5.1.3, the execution and delivery of the Operative Documents and the consummation by Big Rivers of the transactions contemplated thereby, including performance in all material respects of all of its obligations thereunder (a) will not violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will not require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, except to the extent such authorization, consent, approval, exemption, notice or other action is required solely as a result of actions taken by any LG&E Party after the Effective Date and (c) subject to obtaining the consents referred to in Schedule 5.1.3, will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Assets (other than a Permitted Lien), under any term or provisions of the Articles of Incorporation or By-laws of Big Rivers or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Big Rivers is a party or by which Big Rivers or any of the Assets may be bound or affected.

                  5.1.4 Effect of Agreement. This Agreement has been, and each of the other Operative Documents will be, duly and validly authorized, executed and delivered by Big Rivers, subject to Bankruptcy Court approval, and constitutes, or will constitute when executed, a valid and legally binding agreement enforceable against Big Rivers in accordance with its terms, except as the foregoing may be limited by (a) general principles of equity or (b) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other laws or equitable principles relating to or affecting creditors' rights generally.

                  5.1.5 Output. Except as disclosed on Schedule 5.1.5, there are no contracts or other arrangements in place by which any of the electrical output of the Facilities or Station Two has been sold, dedicated or committed. Except as set forth on Schedule 5.1.5 and for Permitted Liens, the output of the Facilities and Station Two is free and clear of any claims and Liens.

                  5.1.6 Real Property. Schedule 5.1.6 contains a complete description of all Real Property. The Real Property includes all real property (and improvements and fixtures thereon) owned by Big Rivers and used or currently held exclusively for use by Big Rivers in connection with the operation of the Facilities or Station Two. Except as disclosed on Schedule 5.1.6 and for Permitted Liens, Big Rivers owns the Real Property free and clear of any claims and Liens.

                  5.1.7 Rights-of-Way. Schedule 5.1.7 contains a complete description of all material Rights-of-Way. The Rights-of-Way include all rights-of-way, easements, licenses and other rights owned by Big Rivers and used or currently held exclusively for use by Big Rivers in connection with the operation of the Facilities or Station Two. Except as disclosed on Schedule 5.1.7 and for Permitted Liens, Big Rivers owns all Rights-of-Way free and clear of any claims and Liens.

                  5.1.8 Station Two Contracts. Schedule 5.1.8 contains a list of all agreements relating to, or affecting, Station Two to which Big Rivers is a party. Big Rivers has not received notice from any third party to the effect that any such agreement is not in full force and effect. Neither Big Rivers nor, to the best of Big Rivers' knowledge, Henderson, is in material default thereunder and Big Rivers holds its interest in each such agreement free and clear of any Liens (other than Permitted Liens).

                  5.1.9 Real Property Leases. Schedule 5.1.9 lists all Real Property Leases. Except as disclosed on Schedule 5.1.9, (i) each Real Property Lease is in full force and effect, (ii) Big Rivers is not in material default under any Real Property Lease, and (iii) Big Rivers holds the lessee's interest in each Real Property Lease free and clear of any Liens (other than Permitted Liens).

                  5.1.10 Water Supply. Except as disclosed on Schedule 5.1.10, Big Rivers currently has rights in or to a water supply and Permits for waste water disposal sufficient for the operation of the Facilities at a Capacity of 1459 net MW and for the operation of Station Two at a capacity of 312 net MW, and, as of the date hereof, no permit, license or other governmental or private action or permission is required to utilize such water supply (provided WKEC, Station Two Subsidiary or Leaseco, as the case may be, pays the ordinary charges for consumption or disposition). Big Rivers has no knowledge of any pending or threatened impediment to the continuation of such water supply and waste water disposal as set forth above for the duration of the Term.

                  5.1.11 Personal Property. Schedule 5.1.11 lists each item of Personal Property with a book value in excess of $100,000. Except as disclosed on Schedule 5.1.11, Big Rivers owns such Personal Property free and clear of any Liens (other than Permitted Liens).

                  5.1.12 Equipment Leases. Schedule 5.1.12 lists each of the Equipment Leases requiring Big Rivers to make lease payments in excess of $20,000 annually under such lease. Except as disclosed on Schedule 5.1.12,
      (i) each Equipment Lease is in full force and effect, (ii) Big Rivers is not in material default under any Equipment Lease, and (iii) Big Rivers holds the lessee's interest in each Equipment Lease free and clear of any Liens (other than Permitted Liens).

                  5.1.13 Contracts. Schedule 5.1.13 contains a listing of all Contracts that involve obligations of Big Rivers in excess of $100,000 or extend beyond six months after the Effective Date and any amendments or modifications to any such Contract. Except as disclosed on Schedule 5.1.13 attached hereto (i) each such Contract, the Hoosier Contracts, the Oglethorpe Contract, the HMP&L Contract, the Member Contracts and each fuel supply agreement listed on Schedule 9.2.1 (collectively the "Representation Contracts") is in full force and effect, (ii) Big Rivers is not in material default under any Representation Contract and (iii) Big Rivers holds its interests in each Representation Contract free and clear of any Liens (other than Permitted Liens).

                  5.1.14 Permits. Schedule 5.1.14 contains a listing of all material Permits currently required to operate the Facilities at a Capacity of 1459 net MW and Station Two at a capacity of 312 net MW (in accordance with the Station Two Contracts) and specifically identifies those material Permits that expire prior to the end of the Term.

      Except as disclosed on Schedule 5.1.14, (i) each such Permit is in full force and effect, (ii) Big Rivers is in material compliance with the terms of each such Permit, (iii) Big Rivers holds its interest in each such Permit free and clear of any Liens (other than Permitted Liens) and (iv) each such Permit is assignable to WKEC, Station Two Subsidiary or Leaseco without the consent or approval of, or payment to, any person, governmental authority or regulatory body, which has not yet been obtained or made.

                  5.1.15 Condition of Tangible Assets. Except as disclosed on
      Schedule 5.1.15, each of the Tangible Assets and the tangible assets comprising Station Two is in all material respects in good condition and state of repair consistent with Prudent Utility Practice, subject only to ordinary wear and tear.

                  5.1.16 SO(2) Allowances. Schedule 5.1.16 discloses all SO(2) Allowances allocated by the Environmental Protection Agency by year through December 31, 2023 or otherwise attributable to the Facilities and Station Two and such allowances (or Big Rivers' interest in such allowances, with respect to Station Two) are free of all Liens, including but not limited to claims of brokers (other than Permitted Liens).

                  5.1.17 Litigation and Insurance Claims. Schedule 5.1.17 contains a description of (i) all pending or, to the best of Big Rivers' knowledge, threatened suits, actions, arbitrations, claims, administrative proceedings or other proceedings or, to the best of Big Rivers' knowledge, governmental investigations related in any way to the ownership or operation of the Facilities or Station Two, and (ii) any claim, demand or notice tendered to an insurer by Big Rivers with respect to any matter related in any way to the ownership or operation of the Facilities or Station Two.

                  5.1.18 Compliance with Laws. Except as disclosed on Schedule 5.1.18, to Big Rivers' knowledge, Big Rivers' operation of the Facilities and Station Two and use of the Assets and the Station Two Assets are in material compliance with all applicable laws, rules, orders, regulations, or restrictions, except (a) any noncompliance that has been cured and (b) noncompliance that does not and will not materially interfere with the operation of the Facilities or Station Two nor result in the imposition of any material civil or criminal fines or penalties on Big Rivers or any LG&E Party. Except as disclosed on Schedule 5.1.18, Big Rivers has received no notice of material violation or notice of material noncompliance which has not been cured.

                  5.1.19 Environmental Matters. To the knowledge of Big Rivers, except as disclosed in Schedule 5.1.19 or in the Baseline Environmental Audit Report, there is no pending administrative or judicial investigation, proceeding or action or any outstanding claim, demand, order, administrative or legal proceeding or settlement or consent decree or order under or relating to any Environmental Law and relating to or involving the Facilities or Station Two, nor is there now, nor has there been, any pattern of violations that would lead to any of the foregoing. To the knowledge of Big Rivers, except as disclosed on Schedule 5.1.19 or identified in the Baseline Environmental Audit Report, (i) no Hazardous Substance or other waste (including without limitation garbage and refuse) have been disposed of, spilled, leaked or otherwise released at, on, under or from the Facilities, Station Two, the Real Property, or the land subject to the Rights-of-Way, the Real Property Leases, or any other properties and (ii) there are no underground storage tanks at the Facilities or at Station Two or on the Real Property or the land subject to the Rights-of-Way or the Real Property Leases.

                  5.1.20 Benefit Plans.

                  5.1.20.1 Schedule 5.1.20 lists all plans, policies, agreements and other arrangements concerning remuneration, including, but not limited to, employee compensation, pension or welfare benefits of Big Rivers. As applicable, such plans have been maintained in compliance in all material respects with ERISA and the applicable provisions of the Code, except (a) any noncompliance that has been cured and (b) noncompliance that does not materially interfere with the rights of any Transferred Employee. Except as disclosed on Schedule 5.1.20, Big Rivers has received no notice of material violation or notice of material noncompliance which has not been cured.

                  5.1.20.2 Big Rivers Electric Corporation Bargaining Employees' Thrift and 401(k) Savings Plan, Big Rivers Electric Corporation Salaried Employees' Thrift and 401(k) Savings Plan, Big Rivers Electric Corporation Bargaining Employees' Retirement Plan, and Big Rivers Electric Corporation Salaried Employees' Retirement Plan (collectively, the "Big Rivers Qualified Plans") have been determined by the Internal Revenue Service to be qualified under the Code 401(a), and nothing has occurred which has resulted or is likely to result in the revocation of such qualification. Big Rivers has heretofore delivered to the LG&E Parties a copy of the most recent determination letter for each of the Big Rivers Qualified Plans, and each of the Big Rivers Qualified Plans has been administered in all material respects in accordance with ERISA and applicable provisions of the Code.

                  5.1.20.3 Full payment will be made as of the Effective Date of all amounts which Big Rivers is required, under applicable law and/or the Big Rivers Qualified Plans, to have paid as a contribution to each of the Big Rivers Qualified Plans as of the last day of the most recent fiscal year of such plan, and no accumulated funding deficiency (as defined in ERISA ss. 312 or Code ss. 412), whether or not waived, exists with respect to the Big Rivers Qualified Plans. All contributions to the Big Rivers Qualified Plans that are defined contribution plans owed by Big Rivers with respect to compensation for periods up to the Effective Date will have been paid to such Big Rivers Qualified Plans as of the Effective Date.

                  5.1.20.4 No reportable event (as such term is defined in ERISA ss. 4043, but not including an event described in ERISA ss. 4043(c)(9) or any event for which the requirement of notice within 30 days to the Pension Benefit Guaranty Corporation has been waived) has occurred with respect to any of the Big Rivers Qualified Plans within the preceding 36 months. Neither Big Rivers nor any other Person has engaged in any transaction with respect to any of the Big Rivers Qualified Plans which would subject Big Rivers or such Person to a Tax, penalty or liability for prohibited transactions under ERISA or the Code within the preceding 36 months. To the best of Big Rivers' knowledge, no director, officer or employee of Big Rivers, to the extent he/she is a fiduciary with respect to any of the Big Rivers Qualified Plans, has breached any of his/her responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under, by or on behalf of any of the Big Rivers Qualified Plans, or a participant or beneficiary under any of the Big Rivers Qualified Plans.

                  5.1.21 Labor. Except as disclosed on Schedule 5.1.21, no employee of Big Rivers is represented for purposes of collective bargaining by any labor organization of any type and within the last five years Big Rivers has not experienced any material labor disputes or any work stoppages due to labor agreements. Except as disclosed on Schedule 5.1.21, Big Rivers is not obligated under the terms of any labor agreement to negotiate with, or seek approval from, any labor organization regarding any term or condition of this Agreement. Except as disclosed on Schedule 5.1.21, there are no pending claims, and to Big Rivers' knowledge no threatened claims, related to the Transferred Employees under any federal, state or local labor or employment laws or regulations, including but not limited to, the Fair Labor Standards Act, National Labor Relations Act, Labor Management Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Civil Rights Act of 1991, American With Disabilities Act, Rehabilitation Act of 1973, Family and Medical leave Act, Worker Adjustment and Retraining Notification Act ("WARN"), ERISA, applicable workers' and unemployment compensation laws, all as amended, or any applicable contract, tort or other common law theories; and no claim under any such laws or regulations is pending or, to the best of Big Rivers' knowledge, threatened against Big Rivers.

                  5.1.22 Employment Compensation and Credit Service. Schedule
      5.1.22 contains a true and correct list of all Transferred Employees. Big Rivers shall provide on or before the Effective Date, a schedule of all sick leave, vacation pay or retiree medical obligations with respect to each Transferred Employee, and except as provided on such schedule there are no other obligations for these benefits. Big Rivers shall, on or as soon as administratively practicable after the Effective Date, provide a listing of all such employees which identifies the "Compensation Rate" of each such employee as of the date immediately preceding the Effective Date as calculated pursuant to Section 1.11 of Big Rivers Severance Plan and which identifies the service credited as of the date immediately preceding the Effective Date under the applicable Big Rivers pension plans for all such employees.

                  5.1.23 No Condemnation, Expropriation or Restrictions. Neither the whole nor any portion of the Facilities or Station Two is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to Big Rivers' knowledge, has any such condemnation, expropriation, taking or material new assessment been proposed. Except as set forth in Schedule 5.1.23, Big Rivers has received no notice of any zoning, land use or other governmental proceeding specific to a Facility or Station Two pending, nor to the best of Big Rivers' knowledge proposed, which would materially adversely affect the Facilities or Station Two including without limitation any of the Facilities or Station Two for their present uses.

                  5.1.24 Taxes. Big Rivers has timely filed all Tax Returns required to be filed by Big Rivers on or before the date upon which this representation is being made, taking into account extensions of time for filing. All Taxes that are or were due and payable by Big Rivers on or before the date upon which this representation is being made, with or without a Return, have been timely paid. Big Rivers has complied with all material requirements of the Code relating to the payment and withholding of Taxes, and Big Rivers has, within the time and in the manner prescribed by applicable law, paid over to the proper Taxing authorities all amounts required to be so withheld and paid over. Big Rivers has received no written notification of any Tax deficiency, proposal for the assessment of a Tax, or the intention of any Taxing authority to audit any Big Rivers' Tax Return. None of the Assets is subject to a Lien for Taxes, except Permitted Liens.

                  5.1.25 No Brokers. Big Rivers has not employed any broker or finder in connection with the transactions contemplated by the Operative Documents, and it has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

                  5.1.26 Intellectual Property. Schedule 5.1.26 lists each item of Intellectual Property. Except as disclosed on Schedule 5.1.26, Big Rivers owns or has valid rights to use such Intellectual Property free and clear of any Liens (other than Permitted Liens).

                  5.1.27 Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 5 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF BIG RIVERS WHETHER WRITTEN, ORAL OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, ANY OTHER OPERATIVE DOCUMENT OR THE ASSETS, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5 OR IN THE STATION TWO AGREEMENT. THE LG&E PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT BIG RIVERS SHALL NOT BE DEEMED TO HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE ASSETS OR ANY PART THEREOF, THE MERCHANTABILITY THEREOF OR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE. THE PROVISIONS OF THIS ARTICLE 5 HAVE BEEN NEGOTIATED, AND, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5 OR IN THE STATION TWO AGREEMENT, THE FOREGOING PROVISIONS ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR

      WARRANTIES BY BIG RIVERS, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, OR OTHERWISE.

                                   ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES OF LG&E PARTIES

            6.1 Representations and Warranties of Each LG&E Party. Each LG&E Party represents and warrants to Big Rivers as follows:

                  6.1.1 Organization and Powers of LG&E Parties. Each LG&E Party is duly organized, existing and in good standing under the laws of its jurisdiction of organization and, in the case of LEM, is duly qualified to do business as a foreign corporation in the Commonwealth of Kentucky. Each LG&E Party has all requisite corporate power and authority and holds all material approvals, permits, authorizations, consents, licenses, orders and restrictions required to own, operate, and lease its properties, and to carry on its business as now being conducted and, subject to satisfaction of all conditions set forth in Schedules 3.1, 3.2 and 3.3 hereof (as applicable), as proposed to be conducted pursuant to the terms of this Agreement and the other Operative Documents.

                  6.1.2 Authority Relative to Operative Documents. The execution, delivery, and performance of each Operative Document by the relevant LG&E Party has been duly authorized by all necessary corporate and shareholder action.

                  6.1.3 No Violation. Except as set forth in Schedule 6.1.3, the execution and delivery of the Operative Documents by the relevant LG&E Parties, and the consummation by the LG&E Parties of the transactions contemplated thereby, including performance in all material respects of all of their obligations thereunder (a) will not violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will not require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, and (c) will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of the relevant LG&E Party, under any term or provisions of the Articles of Incorporation, By-Laws or other constituent documents of such LG&E Party or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which such LG&E Party is a party or by which such LG&E Party or any of its assets or properties may be bound or affected.

                  6.1.4 Effect of Agreement. This Agreement has been, and each of the other Operative Documents will be, duly and validly authorized, executed and delivered by the relevant LG&E Party and constitutes, or will constitute when executed, a valid and legally binding agreement of such LG&E Party enforceable against such LG&E Party in accordance with its terms, except as the foregoing may be limited by (a) general principles of equity or (b) bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws or equitable principles relating to or affecting creditors' rights generally.

                  6.1.5 No Brokers. No LG&E Party, nor any Affiliate thereof, has employed any broker or finder in connection with the transactions contemplated by the Operative Documents, and it has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

                  6.1.6 Staffing. WKEC or Leaseco, as the case may be, will maintain, or acquire, adequate personnel to operate the Assets and perform their respective obligations pursuant to the terms and conditions of the Facilities Operating Agreement and the Lease, as the case may be.

                  6.1.7 Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 6 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF THE LG&E PARTIES WHETHER WRITTEN, ORAL OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, ANY OTHER OPERATIVE DOCUMENT OR THE ASSETS, EXCEPT AS EXPRESSLY PROVIDED IN THIS
      ARTICLE 6 OR IN THE STATION TWO AGREEMENT. THE PROVISIONS OF THIS ARTICLE 6 HAVE BEEN NEGOTIATED, AND, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 6 OR IN THE STATION TWO AGREEMENT, THE FOREGOING PROVISIONS ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES BY THE LG&E PARTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, OR OTHERWISE.

                                    ARTICLE 7

                             COVENANTS OF BIG RIVERS

            7.1 Access to Properties, Books and Records. Prior to the Effective Date (and with respect to Section 7.1.2 on and after the Effective Date), Big Rivers shall, at the request of any LG&E Party to Big Rivers' President and Chief Executive Officer:

                  7.1.1 Afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of such LG&E Party reasonable access during normal business hours to all employees, properties, books, records, data, contracts and documents relating to the Assets and Transferred Employees and shall permit such persons, at such LG&E Party's expense, to make copies of such books, records, data, contracts and documents. In particular, Big Rivers shall afford such LG&E Party and its authorized representatives reasonable access to the Real Property and Station Two for the purpose of conducting investigations and examinations thereof and for preparation of surveys, making appraisals and ascertaining the condition thereof.

                  7.1.2 For the purpose of protecting the common interest of Big Rivers and the LG&E Parties in identifying and avoiding tax liability that would be subject to indemnification pursuant to the Tax Indemnification Agreement, permit access by any LG&E Party and its advisors to Big Rivers' employees, agents, independent accountants and accounting firms (including, but not limited to, Mr. James Howard Smith of Arthur Andersen
      LLP), and other advisors (other than legal counsel associated with law firms) and require such persons (whether an individual or entity) (i) to provide to such LG&E Party, in a timely manner, access to all Big Rivers' Tax Returns, and all workpapers, schedules, memoranda, financial projections, and other written materials that relate to Big Rivers' income Tax liabilities (or potential liabilities) for any past, present, or future taxable year and (ii) to disclose their work product (whether or not such work product is in written form and whether or not subject to privilege) concerning Big Rivers' expected or potential income Tax consequences of the transactions contemplated by the Phase I Agreements and the Phase II Agreements including, but not limited to, their work product relating to any actual or potential Phase I Tax Detriment Item (as such term is defined in the Tax Indemnification Agreement). All costs, fees, and expenses incurred by Big Rivers (either directly or indirectly through its independent attorneys, accountants, or other advisors) in connection with Big Rivers' compliance with this Section 7.1.2 for periods ending on or before the Effective Date shall be borne by Big Rivers, and all such costs, fees, and expenses for periods beginning after the Effective Date shall be borne by the LG&E Parties.

                  7.1.3 Each LG&E Party shall treat, and shall cause all of its agents, attorneys, accountants, and other authorized representatives to treat, all information obtained pursuant to this Section 7.1 as confidential.

                  7.1.4 No investigation by any LG&E Party or any of its authorized representatives pursuant to this Section 7.1 shall affect any representation, warranty, or closing condition of any party hereto.

            7.2 Negative Covenants. Except as otherwise permitted by this Agreement or the other Operative Documents or with the prior written consent of Leaseco, as agent for the LG&E Parties (not to be unreasonably withheld), prior to the Closing, Big Rivers shall not:

                  7.2.1 No Liens. Directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Assets, except for Permitted Liens.

                  7.2.2 No Disposal. Dispose of, or agree to dispose of, any of the Assets or any Station Two Contract (or any portion thereof) or Station Two Asset outside the ordinary course of business.

                  7.2.3 No New Contracts. Enter into any power sale, maintenance, fuel supply or transportation contracts or make any commitment to do the same in each case, involving the payment of an amount in excess of $500,000 annually or having a termination date after May 31, 1998. Notwithstanding the foregoing, Big Rivers shall be entitled to enter into Pre-Closing Development Agreements with Henderson as contemplated in the "1998 Amendments" (as defined in the Station Two Agreement) for Economic Development Opportunities, provided, that such agreements do not specifically commit Power from any of the Generating Plants from and after the Closing.

                  7.2.4 No Increase. Implement any general wage increases, but may continue normal salary administration practices, with such changes subject to the review by WKEC prior to Closing.

                  7.2.5 WARN. Temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit," department or service within a single site of employment, as such terms are used in WARN within the ninety (90) day period ending on the day before the Effective Date.

                  7.2.6 No Implementation. Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, commission, incentive, retirement medical reimbursement, life insurance, deferred compensation or any other employee compensation or benefit plan or arrangement applicable to any Transferred Employee except for (i) non-material modifications or amendments, (ii) modifications or amendments which are required to be made by applicable law or pursuant to a determination letter request, (iii) modifications or amendments required by written employment agreements, employment policies or applicable collective bargaining agreements existing on March 19, 1997, and (iv) any amendments or modifications which (1) are reasonable given the circumstances, (2) do not result in a substantial increase in benefits, and (3) are approved in writing in advance by the LG&E Parties (such approval not to be unreasonably withheld). The exercise of discretion by Big Rivers under an existing employment agreement, policy or other arrangement that does not increase or alter the liability of the LG&E Parties shall not be considered a violation of Section 7.2.6.

                  7.2.7 Contracts. Terminate, which termination shall have a material adverse effect on the LG&E Parties' collective rights under the Operative Documents, taken as a whole, or materially modify or amend, or suffer such termination, modification or amendment of any of the Contracts, the Member Contracts, the Hoosier Contract, the Oglethorpe Contract, the HMP&L Contract or the Station Two Contracts (other than pursuant to the 1998 Amendments contemplated in the Station Two Agreement), or any tariffs relating to any of the foregoing; provided, however, that Big Rivers shall be permitted to amend its Member Contracts as necessary to satisfy the conditions to closing set forth in Schedule 3.1, Items (I)(10) and (II)(15).

                  7.2.8 No Commitment. Agree or commit to do any of the foregoing.

            7.3 Affirmative Covenants. Except as otherwise permitted by this Agreement or the other Operative Documents or with the prior written consent of Leaseco, as agent for the LG&E Parties (not to be unreasonably withheld), prior to Closing, Big Rivers shall:

                  7.3.1 Ordinary Course. Operate its business as presently operated and only in the ordinary course and consistent with past practices and with the 1998 Amendments.

                  7.3.2 Adverse Changes. Advise Leaseco, as agent for the LG&E Parties, in writing of any litigation or administrative proceeding (other than in the Bankruptcy Court) that challenges or otherwise materially affects the transactions contemplated by this Agreement or the remaining Operative Documents and of any material adverse change in the Assets or the Station Two Assets.

                  7.3.3 Maintain Assets. Use its reasonable best efforts to maintain all of the Tangible Assets in good operating condition, reasonable wear and tear excepted, consistent with Prudent Utility Practice and past practices.

                  7.3.4 Cancellation. Maintain at all times prior to the Closing policies of insurance relating to the Assets providing substantially the same coverage as is in effect on the Participation Effective Date.

                  7.3.5 Comply with Laws. Operate and maintain the Assets in substantial compliance with all applicable Laws.

                  7.3.6 Additional Employee Matters. Fully vest accrued benefits related to all of the "benefit liabilities" (as defined in ERISA ss. 4001(a)(16)) ("Benefit Liabilities") as of the Effective Date under each Big Rivers Qualified Plan with respect to all Transferred Employees who have been hired by WKEC or its Affiliates as of the Effective Date, cause the Big Rivers Qualified Plans to be funded so that the assets of such plans are sufficient to provide all Benefit Liabilities under such plans with respect to each participant and each beneficiary of a deceased participant under such plans.

                  7.4 Station Two Contracts. Perform all of its duties and obligations under all Station Two Contracts (as amended by the 1998 Amendments, where applicable) in all material respects thereunder, consistent with the terms and provisions thereof.

                                   ARTICLE 8

                        COVENANTS OF CERTAIN LG&E PARTIES

            8.1 Use by Other LG&E Parties. Leaseco hereby agrees to make available to all other LG&E Parties during Phase I, for such other LG&E Party's use in the operation, maintenance, management and upkeep of the Facilities and Station Two, the following:(i) the Inventories; (ii) the Personal Property;
(iii) the Intangible Assets and the (iv) SO(2) Allowances, in each case at and after such time as such assets and properties have been assigned or otherwise made available to Leaseco in accordance with Article 9, below. Each such LG&E Party hereby agrees to reimburse Leaseco for its proportionate share of all out-of-pocket costs incurred by

Leaseco in connection with any of the foregoing assets or the replacement thereof. Leaseco hereby covenants and agrees that it will not transfer, assign, sell or otherwise dispose of any of the Intangible Assets (other than the SO(2) Allowances, the disposition of which is addressed in Section 9.4), to the extent that such Intangible Asset is necessary to the operation and maintenance of the Facilities or Station Two.

            8.2 LG&E Party Cross Defaults. Notwithstanding anything to the contrary contained in this Agreement or any other Operative Document, (i) Big Rivers shall not be deemed to have breached or be in default under this Agreement or any other Operative Document as the result of any act or omission of any LG&E Party or any of its Affiliates (which act or omission is itself not the direct result of an act or omission by Big Rivers), provided such act or omission by any LG&E Party or any of its Affiliates (A) is in breach of or default under any Operative Document or (B) constitutes negligence or willful misconduct on the part of such LG&E Party or any of its Affiliates, (ii) any waiver or consent granted or action taken by any LG&E Party with respect to this Agreement or any other Operative Document shall be binding on all LG&E Parties with respect to all Operative Documents, and (iii) a failure on the part of any LG&E Party to perform its obligations under any Operative Document shall not be excused (unless otherwise expressly provided for in such Operative Document) to the extent performance is prevented or frustrated by any action or inaction of any other LG&E Party, which action or inaction on the part of such other LG&E Party is in breach of the provisions of such other Operative Document(s) to which such other LG&E Party is a party.

            8.3 Big Rivers Defaults. Notwithstanding anything to the contrary contained in this Agreement or any other Operative Document, no LG&E Party shall be deemed to have breached or be in default under this Agreement or any other Operative Document as the result of any act or omission of Big Rivers (which act or omission is itself not the direct result of an act or omission by any LG&E Party or any of its Affiliates), provided such act or omission by Big Rivers (A) is in breach of or default under any Operative Document or (B) constitutes negligence or willful misconduct on the part of Big Rivers.

                                   ARTICLE 9

            TRANSFERS AND ASSIGNMENTS TO OCCUR ON THE EFFECTIVE DATE

            9.1 Inventories. On the Effective Date, Big Rivers shall sell and assign to Leaseco, free and clear of all Liens, all of Big Rivers' rights, title and interest under, in and to the Inventory in Big Rivers' possession or control. Pursuant to the procedures set forth on Schedule 9.1 hereto, the Parties shall jointly conduct an inventory survey and agree upon the fair market value of the Inventory sold to Leaseco pursuant to this Section 9.1 prior to the Effective Date. Leaseco shall pay Big Rivers for the fair market value as so determined on the Effective Date or, if the parties are unable to agree on such fair market value and either party submits the issue of fair market value to the arbitration procedure described in Section 15, then within five days after final determination pursuant to that procedure. On the Termination Date, Leaseco shall immediately sell and assign to Big Rivers, free and clear of all Liens all of Leaseco's rights, title and interest under, in and to the fuel and scrubber reagent inventory, spare parts and materials and supplies held exclusively for use by any of the LG&E Parties at that time in connection with its operation of the Assets, and in the LG&E Parties' possession or control. Within 30 days after such assignment, the parties shall utilize the procedures set forth above and on Schedule 9.1 and Big Rivers shall pay Leaseco the fair market value of such inventories, parts, materials and supplies. If as of the Termination Date, any portion of such inventories, parts, materials and supplies has been paid for by Big Rivers as Incremental Environmental O&M (determined on a first in, first out basis) either pursuant to the Cost Sharing Agreement or the Lease, Big Rivers shall receive a credit against the fair market value of such inventories, parts, materials and supplies in an amount equal to that portion of such Incremental Environmental O&M that was paid by Big Rivers (determined by reference to the Lease or the Cost Sharing Agreement, as applicable). If the Parties are unable to agree upon the fair market value of inventories, parts, materials and supplies, the issue shall be submitted to the arbitration procedure described in Section 15.

            9.2 Assignment of Certain Intangible Assets. On the Effective Date, and pursuant to an Assignment and Assumption Agreement in the form attached hereto as Schedule 9.2 (the "Assignment and Assumption Agreement"), Big Rivers shall assign or transfer to Leaseco all of Big Rivers' right, title and interest in and to all of its obligations under, the Intangible Assets (except the SO(2) Allowances, which are subject to Section 9.4 of this Agreement and except to the extent such Intangible Assets are Excluded Assets), free and clear of all Liens, and Leaseco shall assume and agree to perform and discharge Big Rivers' performance obligations under those Intangible Assets which first arise or accrue on or after the Effective Date. Leaseco shall maintain and replace the Intangible Assets as necessary, in its reasonable discretion, in order to operate the Assets in a manner consistent with Prudent Utility Practice. Leaseco shall inform the Oversight Committee or the Operating Committee, as applicable, of any material change in the status of any Intangible Assets, of any pending applications for new Permits, and of the receipt of new material Intangible Assets. On the Termination Date, Leaseco shall (subject to the receipt of all third-party consents and approvals required therefor, if any) assign or transfer to Big Rivers, free and clear of all Liens, Leaseco's rights, title and interest under, in and to the remaining Intangible Assets (exclusive of SO(2) Allowances, which are addressed in Section 9.4) and any additions, modifications or replacements of the Intangible Assets (exclusive of SO(2) Allowances) previously approved by Big Rivers in writing, and Big Rivers shall assume all of Leaseco's obligations thereunder arising after the Termination Date. Leaseco shall utilize its best efforts to obtain the third-party consents and approvals referred to in the parenthetical in the prior sentence and agrees, to the extent such consents or approvals are not obtained, to utilize its best efforts to provide Big Rivers with its benefits and rights in, to and under such Intangible Assets at no expense to Big Rivers. To the extent that any Permit constituting an Intangible Asset is not assignable by Big Rivers, Big Rivers agrees to make such Permit otherwise available at no additional cost, to the greatest extent possible, to Leaseco and WKEC in connection with the performance of their respective obligations under the Operative Documents. Leaseco agrees (i) to the extent permitted by Law, to take any and all actions necessary to maintain or renew such non-transferable Permits and (ii) to reimburse Big Rivers for any out-of-pocket expenses incurred in connection with the renewal or maintenance of such non-transferable Permits to the extent action by Big Rivers is required by applicable Law.

            Notwithstanding the above assignment provision, the Parties agree that during Phase I, no fuel supply agreements will be assigned by Big Rivers to Leaseco and any additional fuel supply agreements required during Phase I shall be entered into by Big Rivers in its own name. WKEC, as operator, will pursuant to the Facilities Operating Agreement arrange for the acquisition and delivery of all fuel to the Generating Plants and will, as agent to Big Rivers, make all payments required under all fuel supply agreements, subject to reimbursement for such expenditure as provided in Sections 5.7 and 9.1 of the Facilities Operating Agreement. On the Phase II Effective Date, the Parties agree to execute an Assignment and Assumption Agreement with respect to the fuel supply agreements, provided that Leaseco shall not be obligated to assume any fuel supply agreements entered into by Big Rivers during Phase I to the extent Big Rivers did not receive Leaseco's written approval prior to executing such fuel supply agreement. On the Termination Date, Big Rivers shall not be obligated to assume any fuel supply agreements entered into by Leaseco during Phase II to the extent Leaseco did not receive Big Rivers' written approval prior to executing such fuel supply agreement. Subject to Section 18.3, Section 5.7 of the Facilities Operating Agreement, and any comparable provisions of the Station Two Agreement, Big Rivers shall, during Phase I, make available to WKEC for use at the Facilities, and to Station Two Subsidiary for use at Station Two, all fuel which is available under each of Big Rivers' fuel supply agreements as identified on
Schedule 9.2.1.

            9.3 Personal Property. On the Effective Date, Big Rivers shall sell to Leaseco, free and clear of all Liens, and Leaseco shall purchase from Big Rivers, all of Big Rivers' rights, title and interest under, in and to the Personal Property in Big Rivers' possession, including, without limitation, the Personal Property listed in Schedule 5.1.11 hereto, but excluding the property identified as Excluded Assets on Schedule 9.3 hereto. Leaseco shall pay Big Rivers an amount equal to [REDACTED] of the Personal Property as so determined on the Effective Date (the "PP Price"). Upon such payment, (a) in the event that the Effective Date is the Phase I Effective Date, the Initial Fixed Payment referenced in Section 3.3(a) of the Power Purchase Agreement shall be reduced by an amount equal to [REDACTED] percent ([REDACTED]%) of the PP Price and the remaining monthly fixed installments payable pursuant to such Section 3.3 shall each be reduced by an amount equal to [REDACTED]% of the PP Price, (b) in the event that the Effective Date is the Phase II Effective Date, the Initial Rental Payment referenced in Section
2.3.1 of the Lease shall be reduced by an amount equal to [REDACTED] percent ([REDACTED]%) of the PP Price and the remaining monthly rental installments payable pursuant to Section 2.3.2 of the Lease shall each be reduced by an amount equal to [REDACTED]% of the PP Price and (c) in the event that Phase II follows Phase I, all remaining monthly rental installments payable on and after the Phase II Effective Date pursuant to Section 2.3.2 of the Lease shall each be reduced by an amount equal to [REDACTED]% of the PP Price. On the Termination Date, Leaseco shall immediately sell to Big Rivers, free and clear of all Liens, all of Leaseco's rights, title and interest under, in and to all tangible personal property (other than fuel and scrubber reagent, inventory, spare parts and materials, and supplies) then in any LG&E Party's possession and used or held at that time exclusively for use in connection with Leaseco's and/or WKEC's use and operation of the Assets, and Big Rivers shall pay Leaseco [REDACTED] of such personal property as so determined on the Termination Date. If as of the Termination Date, any portion of such personal property has been paid for by Big Rivers as Incremental Environmental O&M (determined on a first in, first out basis) either pursuant to the Cost Sharing Agreement or the Lease, Big Rivers shall receive a credit against the [REDACTED]

[REDACTED] of such personal property in an amount equal to that portion of such Incremental Environmental O&M that was paid by Big Rivers (determined by reference to the Lease or the Cost Sharing Agreement, as applicable).

            9.4 SO(2) Allowances

                  9.4.1 Except as provided in Section 9.4.2, and except those allowances used by Big Rivers to comply with emissions standards applicable to the Facilities for the period beginning on January 1 immediately preceding the Effective Date and ending on the Effective Date, Leaseco shall, without further compensation to Big Rivers, be entitled to the full and exclusive use, enjoyment and benefit (free of all Liens arising prior to such use, enjoyment or benefit) including the right to sell, exchange or otherwise dispose of, for Leaseco's account, all of the SO(2) Allowances identified on Schedule 5.1.16 hereof (other than those specifically excluded as contemplated by Section 9.1 and the allowances allocated to Station Two, the use of which SO(2) Allowances by the LG&E Parties shall be governed by the Station Two Agreement), and all other SO(2) Allowances that are allocated by the Environmental Protection Agency to the Facilities for any calendar year falling within Phase I and Phase
      II. Subject to Section 9.4.2, on the Termination Date, Leaseco shall immediately return (free of all Liens) to Big Rivers all of the SO(2) Allowances allocated by the Environmental Protection Agency to the Facilities for all years beginning on or after the Termination Date and a pro rata portion of the SO(2) Allowances allocated by the Environmental Protection Agency to the Facilities for the remainder of the year in which the Termination Date occurs. To the extent Leaseco previously disposed of any such SO(2) Allowances which must otherwise be returned to Big Rivers on the Termination Date, Leaseco shall have the obligation on the Termination Date to replace, at its sole expense, such SO(2) Allowances and to transfer such replacement SO(2) Allowances to Big Rivers (free of all Liens). Bonus, extension or transfer SO(2) Allowances not allocated by the Environmental Protection Agency to the Facilities for a particular year shall be deemed allocated ratably to the period commencing on the Effective Date and ending December 31, 1999. Leaseco shall have sole discretion during Phase I and Phase II of this transaction over the sale, exchange or other disposition of bonus, extension and transfer SO(2) Allowances but shall be obligated to return immediately (free of all Liens) to Big Rivers a pro rata portion of such bonus, extension or transfer S02 Allowances (or replacements thereof) if the Termination Date occurs prior to December 31, 1999. Big Rivers shall designate (and shall cause the City of Henderson to designate) a Leaseco nominee as its designated representative for all matters related to SO(2) Allowances and shall execute all documents needed to implement the foregoing entitlement.

                  9.4.2 If the Termination Date occurs prior to the December 31st that is closest to the twenty-fifth anniversary of the Effective Date, this Section 9.4.2 shall apply and the year of termination shall be called the "Final Year of Agreement." In the event SO(2) emissions from the Facilities during the portion of the Final Year of Agreement prior to the Termination Date exceed the pro rata amount of the SO(2) Allowances allocated by the Environmental Protection Agency to the Facilities for the entire Final Year of Agreement, Leaseco shall transfer to Big Rivers SO(2) Allowances equal to the amount by which SO(2) emissions from the Facilities exceed the pro rata amount of the SO(2) Allowances for the Final Year of Agreement. In the event SO(2) emissions from the Facilities during the portion of the Final Year of Agreement prior to the Termination Date are less than the pro rata amount of the SO(2) Allowances allocated by the Environmental Protection Agency to the Facilities for the entire Final Year of Agreement, Big Rivers shall transfer to Leaseco SO(2) Allowances equal to the amount by which SO(2) emissions from the Facilities are less than the pro rata amount of the SO(2) Allowances for the Final Year of Agreement. The pro rata allocation contemplated by this paragraph 9.4.2 shall be calculated based upon the ratio of the number of days prior to termination to the total number of days in the Final Year of Agreement.

            9.5 [RESERVED]

            9.6 Transmission Use Payment Compensation Adjustment. LEM and certain of its Affiliates have contracted with Big Rivers pursuant to the Transmission Services and Interconnection Agreement for certain services as specified therein for which they will pay Big Rivers according to the rates set forth in Rate Schedules FTS, STNF, and HNF of Big Rivers' Open Access Tariff. In the event the annual total charge for transmission services rendered by Big Rivers to LEM or its Affiliates does not equal or exceed $[REDACTED], LEM shall credit Big Rivers, pursuant to Section 6.6(c) of the Power Purchase Agreement, the difference between $[REDACTED] and the total charge for transmission services billed LEM and its Affiliates by Big Rivers during such Year ("Transmission Use Credit"). In making the determination required by the immediately preceding sentence and in each subsequent calculation pursuant to this Section 9.6, payments made by LEM or its Affiliates to Big Rivers, if any, for the transmission of power to [REDACTED] shall be excluded if such power is for resale to [REDACTED] and (a) is transmitted during or prior to [REDACTED] or [REDACTED], respectively, and constitutes Tier 1 Energy or Tier 2 Energy (as defined in the Smelter Power Purchase Agreements) or (b) is transmitted during or prior to [REDACTED] and constitutes Tier 3 Energy ("Member Transmission Exclusion"). Subject to the Member Transmission Exclusion, in the event that the annual total charge for transmission services rendered to LEM and its Affiliates by Big Rivers pursuant to the Transmission Services and Interconnection Agreement is in excess of $[REDACTED] and the average rate per megawatt hour for non-firm transmission service under the Transmission Services and Interconnection Agreement during such Year exceeded $[REDACTED] per megawatt-hour, escalated at the rate of [REDACTED]% per annum from January 1, [REDACTED], Big Rivers shall credit LEM and its Affiliates pursuant to Section 10 of the Transmission Services and Interconnection Agreement an amount equal to the number of megawatt hours of non-firm transmission service provided during the Year to LEM multiplied by the amount by which the average rate for such service exceeded $[REDACTED] per megawatt-hour escalated at [REDACTED]% per annum from January 1, [REDACTED]("Non-Firm Transmission Use Credit"); provided, in no event shall such credit exceed the difference between (1) the annual total charge for transmission services rendered by Big Rivers pursuant to the Transmission Services and Interconnection Agreement to LEM and its Affiliates with respect to Power purchased or sold by LEM and its Affiliates (subject to the Member Transmission Exclusion) (i) to fulfill LEM's or such Affiliate's obligations under the Operative Documents or (ii) which is produced by the Generating Plants and (2) $[REDACTED]. For purposes of this Section 9.6, the annual total charge for service shall be calculated on January 15 of the subsequent Year and shall be calculated based upon total transmission charges billed to LEM and its Affiliates by Big Rivers for services provided from January 1 through December 31 of the preceding Year pursuant to the Transmission Services and Interconnection Agreement. Any credit owing pursuant to this Section 9.6 shall be made on February 1 of the year following the Year in which it accrues. Any such credit due on the February 1 subsequent to any Partial Year during the Term of this Agreement shall be calculated on a pro-rated basis. Subject to the Member Transmission Exclusion, purchases of transmission service from Big Rivers made by LEM or any of its Affiliates will be credited toward the $[REDACTED] annual minimum payment, such that if the cumulative purchases of LEM and its Affiliates of transmission service from Big Rivers exceeds $[REDACTED]annually, LEM will not owe Big Rivers any further payment under this paragraph, provided that
(1) for the purposes of this paragraph, the term "Affiliates" does not include Kentucky Utilities Company and (2) no Non-Firm Transmission Credit shall be due with respect to any Power transmitted under the Transmission Services and Interconnection Agreement for LEM or its Affiliates other than with respect to Power purchased or sold by LEM or its Affiliates (i) to fulfill LEM's or such Affiliate's obligations under the Operative Documents or (ii) which is produced by the Generating Plants. The Parties intend that the credit obligations set forth in this Section 9.6 remain unchanged over the Term of this Agreement. In addition to the agreement of the Parties set forth in Section 8 of the Power Purchase Agreement, the Parties agree that the rates set forth in this Section 9.6 shall not increase or decrease over the Term of the Transmission Services and Interconnection Agreement by reason of regulatory action including but not limited to any filing by Big Rivers with FERC pursuant to Order No. 888. Big Rivers agrees that it will take such measures as necessary to assure that the rights, obligations and economic benefits of LEM and its affiliates under this paragraph remain unchanged. LEM agrees that it waives any rights it may have to seek rates lower than those required by this Section 9.6.

                                   ARTICLE 10

                          TRANSFERRED EMPLOYEE MATTERS

            10.1 Treatment of Employees. In order to permit the LG&E Parties to perform their respective obligations set forth in the Operative Documents, Big Rivers shall permit WKEC or any of its Affiliates to employ such of Big Rivers' Transferred Employees, as WKEC, in its sole discretion, deems necessary in this connection. WKEC or its Affiliates shall promptly notify Big Rivers of any Transferred Employee who, as of 12:01 a.m. on the day immediately following the Effective Date, is not offered employment by WKEC or its Affiliates in a position substantially similar to that held with Big Rivers, with compensation not less than substantially equivalent to that provided by Big Rivers to such Transferred Employees and with benefits not less than substantially equivalent to those provided by WKEC to its other employees generally.

            10.2 Service Credit to Transferred Employees. The Transferred Employees whom WKEC or any of its Affiliates retains and who agree to become employees of WKEC or such Affiliate shall be offered participation in the employee benefit plans and programs available to similarly situated employees of WKEC or such Affiliate, as applicable, upon terms and conditions which are generally no less favorable in the aggregate than those afforded other similarly situated employees of WKEC or such Affiliate, as applicable. Transferred Employees shall receive credit for their service with Big Rivers for purposes of (i) determining their participation and vesting (but not benefit accrual except to the extent expressly provided in this Section 10) under, and (ii) determining eligibility for early retirement or any subsidized benefit provided under, the tax-qualified retirement plans available to employees of WKEC, Leaseco or their Affiliates. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee benefit plan or program of WKEC or such Affiliate, as applicable, expenses and claims previously recognized for similar purposes under the applicable similar plan or program of Big Rivers shall be credited or recognized under the comparable plan or program maintained after the Effective Date by WKEC or such Affiliate, as applicable, and any preexisting condition requirements under any such plan or program that may otherwise be applicable to such Transferred Employees shall be waived (to the extent such condition would be covered under Big Rivers' plan or program). Transferred Employees shall also receive credit for their service with Big Rivers for purposes of determining future accruals of sick leave, vacation and any other service-based employee welfare benefit plans or programs of WKEC or such Affiliate, as applicable.

            10.3 Collective Bargaining Agreement. WKEC shall not adopt, assume or undertake any responsibility for the currently existing collective bargaining agreement of Big Rivers with the International Brotherhood of Electrical Workers, Local 1701, which had an original term extending through October 14, 1997, and which was extended by Big Rivers and the Union through October 14, 1998.

            10.4 Benefit Claims. Big Rivers shall retain responsibility for all workers' compensation, health, life insurance, dependent care, and disability benefit claims of Transferred Employees pending as of the Effective Date, or made after the Effective Date, but relating to events occurring on or prior to the Effective Date. Following the Effective Date, WKEC or its Affiliate (as applicable) shall have responsibility for all workers' compensation, health, life insurance, dependent care, and disability benefit claims of Transferred Employees made after the Effective Date or its Affiliate (as applicable) which relate to events occurring after the Effective Date.

            10.5 Severance for Certain Employees of Big Rivers. As contemplated by Section 1.9 of Big Rivers Severance Plan as in effect on August 31, 1996, and as subsequently amended and restated on May 27, 1997 as modified by resolution dated July 11, 1997 and as further amended on March 13, 1998 (the "Big Rivers Severance Plan"), following the Effective Date, Big Rivers shall remain liable for any benefits which become payable under such plan, but WKEC shall reimburse Big Rivers for severance benefits paid by Big Rivers pursuant to Sections 3.4 and 3.5 of Big Rivers Severance Plan, but only to any Transferred Employee not hired by WKEC or such Affiliate or, if hired by WKEC or such Affiliate, subsequently terminated under conditions that require Big Rivers to provide severance benefits pursuant to Big Rivers

Severance Plan. Within 60 days following the Effective Date, WKEC shall also reimburse Big Rivers for (i) the severance benefits paid by Big Rivers pursuant to Big Rivers Severance Plan to Transferred Employees whose employment with Big Rivers was terminated as part of a workforce reduction between September 1, 1996 and the Effective Date, (ii) one-half of the cost of outplacement assistance provided by Big Rivers to any employees whose employment was terminated by Big Rivers as part of a workforce reduction between September 1, 1996 and the Effective Date, (iii) one-half of the costs of the outplacement assistance provided by Big Rivers to any employees who are terminated during the period from September 1, 1996 through the one-year anniversary of the Effective Date, and (iv) the full cost of the $150 retiree medical subsidy paid by Big Rivers under the terms of the Big Rivers Severance Plan, under conditions that require Big Rivers to provide severance benefits pursuant to the Big Rivers Severance Plan. This Agreement is not intended to, and shall not be construed to, make any employee of Big Rivers a third-party beneficiary of this Subsection or of any other provision of this Agreement. Big Rivers shall not be responsible for compliance with the Older Workers' Benefit Protection Act in conjunction with the offer and payment of severance benefits to applicable Transferred Employees. The release of claims provided for under the Big Rivers Severance Plan to applicable Transferred Employees terminated on or after the Execution Date shall specifically include WKEC and its Affiliates within the scope of the release of claims, and WKEC shall indemnify and hold harmless Big Rivers and all other fiduciaries of the Big Rivers Severance Plan on and against all liability arising from the inclusion of WKEC or its Affiliates within the scope of the release of claims, if any.

            10.6 WARN Act. As of the Effective Date, Big Rivers shall terminate the employment of Transferred Employees (certain of whom in turn may be hired by WKEC or its Affiliates). WKEC agrees to indemnify and hold harmless Big Rivers from and against all liability arising under WARN with respect to the Transferred Employees, whose termination of employment occurs on the Effective Date. This indemnification shall survive the Effective Date and shall remain effective concurrent with the legal limitations period applicable to such WARN liability. In the event it becomes necessary, Big Rivers agrees to reasonably cooperate with WKEC and its relevant Affiliates (if any) in their efforts to comply with WARN in connection with the transactions contemplated by the Operative Documents including, without limitation, the actions to be taken on or after the Effective Date.

            10.7 Certain Benefit Obligations. As of the Effective Date, WKEC shall assume the obligation of Big Rivers to provide to each Transferred Employee employed by WKEC or its Affiliates immediately following the Effective Date the amount of unused sick leave and vacation time credited to such employee by Big Rivers as of the Effective Date. Such unused sick leave and vacation shall be provided in accordance with WKEC or its Affiliate's sick leave and vacation policies as in effect from time to time, except that WKEC shall allow non-bargaining Transferred Employees who are age 50 or over on the Effective Date the right to take a cash-out of such unused sick leave credited as of the Effective Date, in accordance with Big Rivers' policy on cash-outs of unused sick leave as set forth in Big Rivers Severance Plan. WKEC shall provide medical benefits to the Transferred Employees upon their retirement in accordance with the retiree medical plan or program of WKEC or its Affiliate, as the case may be, as in effect at the time of such retirement and such retiree medical benefits provided by WKEC or its Affiliate, as the case may be, shall have an aggregate present value as of the Effective Date determined in accordance with Financial Accounting Standard ("FAS") 106 that is no less than the present value as of such date of Big Rivers' obligation to provide retiree medical benefits to the Transferred Employees as determined in accordance with FAS 106. The items described in 10.8.1, 10.8.2 and 10.8.3 below shall be paid by Big Rivers to WKEC in cash on the Effective Date, and if not so paid shall, in the case of any such payment owed to WKEC, be applied as an offset to the Initial Fixed Payment or the Initial Rental Payment (as defined in the Lease), as applicable.

                  10.7.1 Sick Leave. The following cost of the obligation to provide sick leave to the Transferred Employees shall be paid by Big Rivers. Such cost shall be the sum of (i) and (ii) below based on the product resulting from multiplying the number of sick leave hours for each Transferred Employee as of the Effective Date, times the employee's hourly pay rate with Big Rivers on that date:(i) the entire resulting product times [REDACTED] percent; plus (ii) the portion of the resulting product attributable to accumulations of over [REDACTED] hours of sick leave for non-bargaining Transferred Employees over the age of 50 on the Effective Date, times [REDACTED] percent.

                  10.7.2 Vacation. The following cost of the obligation to provide vacation to the Transferred Employees shall be paid by Big Rivers. Such cost shall be determined by multiplying the number of vacation hours for each Transferred Employee as of the Effective Date, times the employee's hourly pay rate with Big Rivers on that date.

                  10.7.3 Retiree Medical Benefits. The following cost of the obligation to provide retiree medical benefits to the Transferred Employees shall be paid by Big Rivers. Such cost shall be the present value as of the Effective Date, of Big Rivers' obligation to provide retiree medical benefits to the Transferred Employees under Financial Accounting Standard 106, minus $[REDACTED].

                                   ARTICLE 11

                                     TAXES

            11.1 Sales and Use Taxes. Notwithstanding anything in the Operative Documents to the contrary, (i) Big Rivers shall pay any and all sales and use Taxes imposed on (A) its transfer of Inventory and Personal Property to Leaseco pursuant to Sections 9.1 and 9.3 hereof, (B) its lease of the Facilities pursuant to the Lease and Operating Agreement, and (C), if the Phase I Agreements become effective, its sale of power to LEM pursuant to the Power Purchase Agreement to the extent of the lesser of (1) the sales Tax imposed on Big Rivers with respect to the consideration described in Section 3.3(a) thereof and (2) the sales Tax that would have been imposed on Big Rivers if the Phase II Agreements (rather than the Phase I Agreements) were effective as of the Effective Date, and (ii) an LG&E Party shall pay any and all sales and use Taxes imposed on (A) Leaseco's transfer of fuel and scrubber reagent inventory, spare parts, materials, supplies and other tangible personal property (as required by Sections 9.1 and 9.3 of this Agreement) to Big Rivers on the Termination Date and (B), if the Phase I Agreements become effective, Big Rivers' sale of power to LEM pursuant to the Power Purchase Agreement to the extent that the amount of such sales Tax exceeds the amount of the Tax described in clause (i)(C) of this sentence. The allocation of sales and use Tax pursuant to this Section 11.1 also shall apply to any Tax enacted after the date hereof in replacement of any such sales or use Tax.

            11.2 Property Taxes. Big Rivers shall pay when due all property Taxes assessed, levied, or exacted on the Assets, but Leaseco shall, following the Effective Date, reimburse Big Rivers for [REDACTED] percent of such Taxes that are allocable to the period beginning on the Effective Date and ending on the Termination Date, provided, however, that the [REDACTED] percent sharing ratio shall be changed to [REDACTED]% for the year [REDACTED] and to [REDACTED]% as of January 1, [REDACTED] and remain at [REDACTED]% throughout the remainder of the Term. In the event that Big Rivers elects to reduce the Contract Limits pursuant to Section 4.3(e) of the Power Purchase Agreement, the property Tax sharing ratio shall be adjusted by multiplying Big Rivers' then-applicable percentage share of property Taxes by the sum of one (1) plus the CCAP in effect on the date of assessment of such Taxes. Any adjustments to the property Tax sharing ratio made pursuant to the preceding sentence shall be effective for taxable periods (or portions thereof) beginning on the effective date for the Reduction in Contract Limits set forth in Section 4.3(e) of the Power Purchase Agreement. For purposes of this
Section 11.2, property Taxes imposed on the Assets for a taxable period shall be allocated to each day in such period on a pro rata basis. Leaseco shall reimburse Big Rivers for Leaseco's portion of such Taxes within thirty (30) days of receiving notice from Big Rivers showing the nature and amount of such Taxes, proof of Big Rivers' payment of such Taxes, and the computation of Leaseco's share of such Taxes. The allocation of property Tax pursuant to this Section 11.2 also shall apply to any Tax enacted after the date hereof in replacement of such Tax.

            11.3 Unidentified Asset-Related Taxes. Following the Effective Date, the LG&E Parties shall pay when due all Taxes that are imposed upon Big Rivers in connection with the lease, operation, or maintenance of the Assets and not described in Section 11.1 or 11.2 of this Agreement, provided, however, that this Section 11.3 shall not apply to (i) any income or franchise Tax (except to the extent that LEC assumes an income or franchise Tax pursuant to the Tax Indemnification Agreement) or (ii) any utility gross receipts license Tax.

            11.4 Change of Law. Except as provided in Sections 11.1 and 11.2 concerning replacement Taxes, Big Rivers shall pay any Tax imposed on Big Rivers that is attributable to a change in law or regulation (or any interpretation thereof) after the Effective Date to the extent that the amount of such Tax does not exceed the amount of the Tax that would have been imposed on Big Rivers if the Phase II Agreements (rather than the Phase I Agreements) had been in effect as of the Effective Date, and the LG&E Parties shall pay any Tax imposed on Big Rivers following the Effective Date that is attributable to a change in law or regulation (or any interpretation thereof) after the Effective Date to the extent that such Tax exceeds the amount of the Tax that would have been imposed on Big Rivers if the Phase II Agreements (rather than the Phase I Agreements) had been in effect as of the Effective Date. Nothing in this Section 11.4 shall relieve Big Rivers of its obligations under Section 8 of the Power Purchase Agreement or Big Rivers or any LG&E Party of their respective obligations under
Article 8 of the Lease or Article 7 of the Cost Sharing Agreement.

            11.5 Other Taxes. Any Tax imposed on a Party during the term of this Agreement and that is not specifically allocated between the Parties (either by direct payment or reimbursement) pursuant to Sections 11.1, 11.2, 11.3, or 11.4 of this Agreement, Section 8 of the Power Purchase Agreement, or the Tax Indemnification Agreement shall be borne by the Party that is primarily obligated to pay such Tax.

            11.6 IRS Ruling Request. The LG&E Parties shall have the right, but not the obligation, to require Big Rivers to join LEC in jointly submitting to the IRS a request for a private letter ruling to the effect that the transactions contemplated by the Phase I Agreements, for Federal income tax purposes, should be treated as a lease (or, if reasonably acceptable to Big Rivers, as an arrangement the income taxation of which is substantially identical to that of a lease) of the Assets by Big Rivers to the LG&E Parties (such request, together with any exhibits, attachments, and supplements thereto, the "Ruling Request"). The Parties shall request that the IRS issue the ruling to both Big Rivers and the LG&E Parties but, if the IRS will not agree to such joint ruling, then the Parties shall request that the IRS issue the ruling solely to Big Rivers. The Ruling Request may solicit additional rulings that relate to ancillary issues concerning the Federal income tax consequences of the transactions arising from the Phase I Agreements subject to the express written consent of Big Rivers, which consent shall not be unreasonably withheld. The LG&E Parties shall draft the Ruling Request and submit such draft to Big Rivers for its review and comment, and the Parties shall work expeditiously to file the Ruling Request with the IRS as promptly as possible. The LG&E Parties and Big Rivers shall cooperate in taking all reasonable actions necessary to secure the requested rulings, including the execution of powers of attorney and declarations of the accuracy of the statements made in the Ruling Request. The LG&E Parties shall have the ultimate decision-making authority with respect to the preparation, submission, filing, and negotiations for the requested rulings, but the LG&E Parties shall consult in good faith with Big Rivers to reasonably resolve any disagreement concerning any matter relating to the Ruling Request. Each Party shall have the right to participate in all negotiations and communications with the IRS concerning any matter relating to the Ruling Request. The LG&E Parties shall pay the costs and expenses that the LG&E Parties incur in connection with the Ruling Request and, if Big Rivers retains Arthur Andersen LLP to represent Big Rivers in connection with the Ruling Request, then the LG&E Parties shall pay the fees and expenses charged Big Rivers by Arthur Andersen LLP for such representation to the extent that such fees and expenses exceed those that Arthur Andersen LLP charges Big Rivers in connection with Big Rivers obligations pursuant to Section 7.1.2 hereof. The Parties further agree that a Ruling Request may be submitted to the IRS under the provisions of this section a second time if the LG&E Parties determine, in their sole discretion, and notify Big Rivers of such determination by April 15, 1998, that modifications to the transaction could be deemed to raise the question of whether a material change in facts has occurred such that an IRS response to a prior Ruling Request could no longer be relied upon.

            11.7 Kentucky Tax Rulings. At the request of Big Rivers or the LG&E Parties, the Parties shall request, in writing, that the KRC determine, or issue a certificate or other statement to each Party to the effect, that (i) no Party is liable for any sales or use Tax pursuant to the transactions contemplated by the Operative Documents, (ii) no Party is required to withhold any portion of the payments made thereunder on account of any sales or use Tax, and/or (iii) an exemption and/or a reduced rate of property Tax are allowable with respect to all or any portion of the Assets for any taxable period; provided, however, that, if the KRC determines that any party hereto has any obligation to pay or withhold any sales or use Tax, or that an exemption or reduced rate of Tax is not allowable for a taxable period with respect to all or any portion of the Assets, then the parties also shall request that the KRC determine the amount of such liability, obligation, exemption, or rate and advise each party of the nature and computation of the amount of Tax in controversy. Each party shall have the right to participate in the preparation and filing of any and all written and oral submissions to the KRC for purposes of obtaining the determination, certificate, and/or statement described in this Section 11.7, and each party shall have the right to join in all negotiations and communications with the KRC for such purpose. Each party shall execute all necessary waivers of confidentiality of Tax and other information that is or may be reasonably related to the subject matter of the determinations, statements, and certificates described in this
Section 11.7.

            11.8 Appeal of Tax Assessment. Except as otherwise provided in the Tax Indemnification Agreement, each Party shall have the right to appeal and contest the assessment of any Tax that is imposed upon such Party by operation of law or that is allocated to such Party (either by direct payment or reimbursement) pursuant to this Article 11 or pursuant to Section 8 of the Power Purchase Agreement.

                                   ARTICLE 12

                                   ACCOUNTING

            12.1 Maintenance of Books and Records. Leaseco shall keep up-to-date books and records of financial transactions and other arrangements that carry out the terms of the Operative Documents, which books and records shall be sufficiently detailed to allow the Parties to fulfill their respective obligations under applicable law. Leaseco shall retain these books and records until the Termination Date (unless otherwise approved by the Operating Committee or unless Leaseco delivers the records it desires to destroy to Big Rivers) and shall make these books and records available for inspection and audit by Big Rivers at any reasonable time pursuant to Section 12.3 of this Agreement.

            12.2 Accounting Practices. Leaseco shall keep all accounts consistent with the Accounting Practices.

            12.3 Audit. At the request of Big Rivers, Leaseco shall cause the books and records pertaining to operations under the Annual Capital Budget and the Annual O&M Budget for any year to be audited by independent Certified Public Accountants of national reputation acceptable to both Parties. Copies of such audits shall be supplied to each Party. The cost of such audits shall be shared equally by the Parties.

            12.4 Statements and Reports. Leaseco shall furnish to the Parties monthly statements of costs incurred and expenditures made pursuant to the Annual Capital Budget and the Annual O&M Budget and copies of all material reports, notice or filings made to any governmental or other regulatory authority. Leaseco shall also furnish to the Parties such other reports as may from time to time reasonably be requested.

            12.5 Access to Records. Each of Leaseco and Big Rivers reserves the right to inspect, copy or perform audits of financial records and operations of the Assets. Leaseco shall allow reasonable access to records, reports and supporting documentation regarding the operation of the Assets. From time to time, requirements of Federal or state tax and regulatory agencies of a Party may necessitate access to records held by the other Party and such access shall not be denied unreasonably.

            12.6 Confidentiality of Books and Records. Each Party shall treat as confidential books, records and other information developed or acquired by that Party in connection with the Assets and no Party shall reveal or otherwise disclose such confidential information to third parties without the prior written consent of the other Party. These restrictions shall not apply to the disclosure of confidential information (i) to any Affiliate of the disclosing Party; (ii) to each Party and its employees, attorneys, agents and auditors;
(iii) to any public or private financing agency or institution which has either lent money, committed to lend money to any Party hereto or is considering such action; (iv) to any third party to which a Party contemplates a permitted transfer under Section 16 provided, however, that in any such case only such confidential information as such third party shall have a legitimate business need to know shall be disclosed; provided, in the case of any disclosure pursuant to (i), (ii), (iii) and (iv), that the Party receiving the disclosure first agrees to keep the information confidential; (v) that otherwise comes into the public domain unless as a result of a breach by such Party of its obligations under this Section 12.6; or (vi) that is required, in the opinion of either Party's counsel, to be disclosed to the RUS or any other federal, state or local government or appropriate regulatory agencies and departments of such agencies or that is required, in the opinion of either Party's counsel, to be publicly announced, to the extent required by law. Each Party shall be responsible to the other Party to this Agreement for any disclosures of confidential information by its employees, attorneys, agents and auditors in violation of this Section 12.6.

                                   ARTICLE 13

                               INSURANCE COVERAGE

            13.1 Leaseco to Obtain and Maintain Assets Insurance. Leaseco, at its own expense, shall have in place on the Effective Date, and thereafter maintain in effect at all times during the Term, in accordance with standards prevailing in the electric power industry (including the independent power industry) for assets of similar size and nature, insurance coverage for the Assets with responsible insurers, for the benefit of the parties as their interests may appear, to protect and insure against third party liability for bodily injury and property damage, all risks of physical damage to property or equipment, including transportation and installation perils, catastrophic losses due to either third party liability or damage to first party property and such other insurance as Leaseco deems necessary, with reasonable limits and subject to appropriate exclusions, and deductibles/retentions. In addition to, and not in any way limiting the foregoing, Leaseco shall have in place on the Effective Date and maintain in effect at all times during the Term, insurance coverage of the type and in the minimum amounts set forth on Schedule 13.1 or as required in any Debt Restructuring Documents, whichever is greater.

            13.2 Notice of Claims. Leaseco shall notify the other parties of the assertion of any claim in excess of $[REDACTED] relating to the Assets immediately upon assertion of the same, or of the occurrence of an event likely to result in the assertion of such a claim. Leaseco shall report annually to the Operating Committee all claims asserted in the amount of $[REDACTED] or more, and shall provide such Operating Committee with all notices provided to insurers with respect to any claim.

            13.3 General Provisions Affecting Assets Insurance. The following provisions shall apply to the Assets Insurance obtained by Leaseco in compliance with this Article 13.3:

                  13.3.1 Named Insureds. Leaseco shall be named as the first named insured and each of Big Rivers and WKEC shall also be named as named insureds on all policies of Assets Insurance (except for the crime policy and the workers' compensation and employers' liability policy) and such policies that do not carry a "separation of insureds" provision shall carry cross-liability endorsements.

                  13.3.2 Primary Insurance. Assets Insurance policies shall be primary insurance for all purposes and shall be so endorsed. Any other insurance carried by the parties individually shall not participate with insurance for the Assets as to any loss or claim for which valid and collectible Assets Insurance shall apply. Such other insurance shall apply solely as to the individual interest of the parties; provided, however, the parties shall accept any reasonably restrictive endorsement to their separate insurance policies as may be required by an insurer as a condition precedent to the issuance of a policy of Assets Insurance.

                  13.3.3 Certificates of Insurance. Leaseco shall furnish the parties with Certificates of Insurance evidencing the existence of the Assets Insurance required by this Article 13. Upon request of Big Rivers, Leaseco shall make available for inspection and copying a certified copy of each of the policy forms of Assets Insurance, together with a line sheet therefor (and any subsequent amendments) naming the insurers and underwriters and the extent of their participation.

                  13.3.4 Notice of Cancellation or Material Change. Each of the Assets Insurance policies shall be endorsed so as to provide that the parties shall be given the same advance notice of cancellation or material change as that required to be given to Leaseco.

                  13.3.5 Insurers. Leaseco shall obtain Assets Insurance from such responsible insurers or underwriters, including stock companies, mutuals and pools or groups of insurers or underwriters, as it in its sole discretion may select, provided that the insurance carriers have a policyholder's rating of "A-" or better and a financial size of "Class VII" or better, as published in the latest edition of Best's Insurance Reports.

                  13.3.6 Refunds. Any refunds of premiums or dividends received by Leaseco on any Assets Insurance shall be retained by Leaseco.

                  13.3.7 Combined Coverage. Nothing in any Operative Document shall prohibit Leaseco from combining the coverage required by this Agreement with coverage outside the scope of that required by this Agreement as long as such combining of coverage in no way adversely affects the coverage required hereunder.

            13.4 Relations with Insurers. Leaseco shall assist any insurer in the investigation, adjustment and settlement of any loss or claim covered by Assets Insurance. Leaseco shall present and prosecute claims against insurers and indemnitors providing Assets Insurance or indemnities in respect of any loss of or damage to the Assets or liability of either Party to third parties covered by any indemnity agreement, and to the extent that any such loss, damage or liability is not covered by Assets Insurance or by any indemnity agreement, present and prosecute claims therefor against any parties who may be liable therefor.

            13.5 Station Two Insurance Proceeds. Notwithstanding anything contained in this Agreement or any other Operative Document to the contrary, but subject to the provisions of the Station Two Agreement, in the event any Station Two Improvement is damaged or destroyed following the Effective Date and any insurance proceeds are paid or payable to Big Rivers and/or any LG&E Party as a result thereof, and in the event such Station Two Improvement is not repaired or replaced in compliance with the Station Two Agreement and the Station Two Contracts, and Big Rivers and/or Station Two Subsidiary are entitled to retain those proceeds for their account in accordance with those agreements (or such Station Two Improvement is so repaired or replaced using only a portion of the insurance proceeds, and the remaining portion of those proceeds may be so retained by Big Rivers and/or Station Two Subsidiary), then all such insurance proceeds that are not so used for the repair or replacement of such Station Two Improvement shall be divided between Big Rivers and Station Two Subsidiary (with appropriate payments between those Parties) within 30 days after the later of
(a) the decision is made not to repair or replace the Station Two Improvement or
(b) insurance proceeds have been received (in the case of (a) and (b), together with any interest that may have accrued on those proceeds since their receipt), based on the respective Station Two Improvement Sharing Ratios of Big Rivers and Station Two Subsidiary that applied to the Station Two Improvement at the time of its original construction, purchase or installation.

                                   ARTICLE 14

                    ENVIRONMENTAL LIABILITIES AND INDEMNITIES

            14.1 Big Rivers' Environmental Liabilities and Indemnities. Except as set forth in Section 14.2 and Sections 14.7, Big Rivers shall bear, at its sole cost, and, following the Effective Date shall indemnify and hold harmless Leaseco, the other LG&E Parties and their respective Affiliates from and against
(i) all costs of responding to a release or threat of release of a Hazardous Substance or other waste (including, without limitation, garbage and refuse) whether (y) on, under or from the Facilities or the Real Property on which the Facilities are located or (z) on, under or from any off-site disposal locations utilized by Big Rivers, but in the case of subclause (y) alone, only to the extent disclosed on Schedule 5.1.19, stipulated by the Parties in writing or identified in the Baseline Environmental Audit Report (or to the extent not first identified in the End Of Term Baseline Audit (as defined in Section 14.5)) and, in the case of subclause (y) and (z), only to the extent that the response is required by Environmental Law, and (ii) any claims, demands, losses, damages, liabilities, costs, expenses, obligations and deficiencies (including, without limitation, costs of corrective or remedial actions, fines, civil or criminal penalties, settlements and attorney's fees) asserted or imposed against, or incurred by,

Leaseco, its directors, members of governing bodies, agents, officers, Affiliates, partners and employees, directly or indirectly, in connection with the presence of Hazardous Substances or other waste (including, without limitation, garbage and refuse) whether (X) on, under or from the Facilities or the Real Property on which the Facilities are located or (Y) on, under or from any off-site disposal location utilized by Big Rivers, but in the case of subparagraph (X) alone, only to the extent disclosed on Schedule 5.1.19, stipulated by the Parties in writing or identified in the Baseline Environmental Audit Report (or to the extent not identified in the End Of Term Baseline Audit). Except as provided above, the indemnities contained in this Article 14 shall not apply to incidental, consequential and other special damages that may be incurred by Leaseco or its Affiliates, including lost profits. Without limiting the generality of the foregoing, Big Rivers hereby waives all claims and causes of action against Leaseco whether arising under statute, common law, or otherwise at law or in equity with respect to items (i) and (ii) of this Section, except to the extent covered by Leaseco's indemnity set forth in
Section 14.2 below. In the event that a condition covered by this Article 14 is identified in the Baseline Environmental Audit Report or elsewhere as described above, but is contributed to or exacerbated by the action or inaction of Leaseco during Phase II or WKEC during Phase I, Leaseco and Big Rivers shall share equitably in any losses, liabilities, costs or expenses associated with that condition. Notwithstanding anything contained in this Section 14.1 to the contrary, the obligation of Big Rivers to indemnify and hold harmless Leaseco and its Affiliates shall not apply to costs and expenses which constitute Incremental Environmental O&M or costs and expenses for Capital Assets that are necessary to comply with any requirement of any Environmental Law or any environmental regulatory authority.

            14.2 Leaseco's and WKEC's Environmental Liabilities and Indemnities. Except as set forth in Section 14.1, Leaseco and WKEC shall, following the Effective Date, bear, at their sole cost, and indemnify and hold harmless Big Rivers from and against (i) all costs of responding to a release or threat of release of a Hazardous Substance or other waste (including, without limitation, garbage and refuse) whether (y) on, under or from the Facilities or the Real Property on which the Facilities are located, or (z) on, under or from any off-site locations utilized by Leaseco or WKEC, but in the case of subclause (y) alone, only to the extent not disclosed on Schedule 5.1.19, not stipulated by the Parties in writing or not identified in the Baseline Environmental Audit Report (including any Hazardous Substance or other waste to the extent first identified in the End Of Term Baseline Audit) and in the case of subclause (y) and (z) to the extent that the response is required by Environmental Law, and
(ii) any claims, demands, losses, damages, liabilities, costs, expenses, obligations and deficiencies (including, without limitation, costs of corrective or remedial actions, fines, civil or criminal penalties, settlements and attorney's fees) asserted or imposed against, or incurred by, Big Rivers, its directors, members, agents, officers, partners and employees, directly or indirectly, in connection with the presence of Hazardous Substances or other waste (including, without limitation, garbage and refuse) whether (x) on, under or from the Facilities or the Real Property on which the Facilities are located,
(y) on, under, or from any off-site disposal location used by Leaseco or WKEC, but in the case of subparagraph (x) alone, to the extent not disclosed on
Schedule 5.1.19 or not stipulated by the Parties in writing or identified in the Baseline Environmental Audit Report (including any Hazardous Substance to the extent first identified in the End Of Term Baseline Audit). Nothing contained in this Section 14.2 shall limit Big Rivers' rights (if any) to indemnity from Leaseco or any of its Affiliates under any Operative Documents by reason of any of their failure to exercise Prudent Utility Practices. Without limiting the generality of the foregoing, Leaseco and WKEC hereby waive all claims and causes of action against Big Rivers whether arising under statute, common law, or otherwise at law or in equity with respect to items (i) and (ii) of this Section except to the extent covered by Big Rivers' indemnity set forth in Section 14.1. In the event that a condition covered by this Section 14.2 is identified in the End Of Term Baseline Audit or elsewhere as described above, but is contributed to or exacerbated by the action or inaction of Big Rivers after the Effective Date, Big Rivers, Leaseco, and WKEC shall share equitably in any losses, liabilities, costs or expenses associated with that condition. Except as provided elsewhere in this Agreement, the indemnities contained in this Article 14 shall not apply to incidental, consequential and other special damages that may be incurred by Big Rivers, including lost profits. Notwithstanding anything contained in this Section 14.2 to the contrary, the obligation of Leaseco and its Affiliates to indemnify and hold harmless Big Rivers shall not apply to costs and expenses which constitute Incremental Environmental O&M or costs and expenses for Capital Assets that are necessary to comply with any requirement of any Environmental Law or any environmental regulatory authority.

            14.3 Minimizing Costs, Expenses and Liabilities. Leaseco and WKEC shall during Phases I and II and Big Rivers shall after the Termination Date, use reasonable efforts to minimize costs, expenses and liabilities of the type described in Sections 14.1, 14.2 and 14.7, below.

            14.4 No Effect on Insurance. The provisions of this Article 14 shall not be construed to relieve any insurer of its obligation to pay any insurance proceeds in accordance with the terms and conditions of valid and collectible Assets Insurance policies.

            14.5 End Of Term Baseline Environmental Audit. As soon as possible following the Termination Date, the parties shall promptly conduct an environmental survey of the Assets utilizing the same guidelines established in the Baseline Environmental Audit performed in advance of the Closing and on the three additional quarterly dates post-closing on which certain supplemental groundwater testing was performed, to the study reported in the Baseline Environmental Audit Report, pursuant to the same terms as the Baseline Study Agreement between Big Rivers and Leaseco or such other terms as the parties may mutually agree upon. The results of that end of term study shall be referred to as the "End Of Term Baseline Audit." Leaseco's share of the expense of the End Of Term Baseline Audit shall not exceed $[REDACTED], adjusted to reflect the change in the preliminary index value of the Implicit Price Deflators for Gross Domestic Product as published in Economic Indicators prepared for the Joint Economic Committee by the Council of Economic Advisers (or any successor index mutually agreed upon by the parties) for the calendar quarter most recently then ended (at the time the contract for such study is executed) from its preliminary value for the third quarter of 1996.

            14.6 Areas Expressly Excluded from Scope of Baseline Environmental Audit Report. Notwithstanding anything to the contrary, Big Rivers and Leaseco agree that the provisions of Section 14.1 and Section 14.2 shall not apply to any release or threat of release of Hazardous Substances in or beneath the Green River or the Ohio River (as measured by the ordinary high water mark), whether occurring before or after the Effective Date. With regard to any such releases or threats of releases of Hazardous Substances in or beneath the Green River or the Ohio River, Big Rivers and Leaseco hereby reserve all rights, whether at law or in equity, each may have against the other or against any third party.

            14.7 Opacity Indemnity. Notwithstanding anything contained elsewhere in this Article 14 to the contrary, and in lieu of any indemnification and hold harmless covenants set forth in Section 14.1 and 14.2, above:

            (a) Big Rivers agrees that it shall bear at its sole cost and, following the Effective Date, shall indemnify and hold harmless Leaseco, the other LG&E Parties and their respective Affiliates from and against, any claims, demands, losses, damages, liabilities, costs, expenses, obligations and deficiencies (including without limitation, costs of corrective or remedial actions, fines, civil or criminal penalties, settlements and attorneys fees) (collectively "Opacity Damages"), asserted or imposed against, or incurred by, Leaseco, the other LG&E Parties, their Affiliates, or their respective directors, agents, officers and employees, directly or indirectly, in connection with: (i) any failure of any one or more of the Generating Plants to comply with applicable opacity limitations prior to the Effective Date; (ii) any failure of the Green and Wilson facilities of Big Rivers to comply with applicable opacity limitations at any time from the Effective Date through and including the date on which Big Rivers has received its final Title V Air Quality Permits for the Green and Wilson facilities from the KNREPC (exclusive of violations resulting from the operation of the Green and Wilson facilities by the relevant LG&E Parties during that period in a manner that is materially different than the operation of those facilities by Big Rivers immediately prior to the Effective
Date); and (iii) following the receipt by Big Rivers of its Title V Air Quality Permits for the Green and Wilson facilities, (A) any failure by those permits to comply with applicable Environmental Laws at the time of their issuance, (B) any failure by Big Rivers to have obtained those permits in compliance with applicable Environmental Laws at the time of their issuance (including without limitation, any defect in those permits attributable to the compliance certifications included by Big Rivers in its applications for those permits),
(C) any challenge to the Title V Air Quality Permits for the Green and Wilson facilities by any Person or governmental or regulatory authority based on the compliance certifications described in (B) above, (D) any operation by any of the LG&E Parties of the Green or Wilson facilities in reliance upon (and in compliance with) those permits where it is determined that any of the circumstances described in (A) or (B), above, existed or (E) any failure of the Title V Air Quality Permits for the Green and Wilson facilities to shield or protect the LG&E Parties, their Affiliates or such other Persons, from and against all such Opacity Damages that may arise following the issuance of those permits by reason of or resulting from the operation of the Green or Wilson facility by the relevant LG&E Parties in compliance with those permits and in a manner that is materially consistent with the operation of those facilities by Big Rivers prior to the Effective Date, and such failure to shield or protect is based upon the circumstances described in (A) or (B) above; including in the case of (i), (ii) and (iii), above, without limitation, any Opacity Damages incurred by any of the LG&E Parties or other Persons identified above following the Effective Date, or following the issuance of the Title V Air Quality Permits for the Green and Wilson facilities, arising out of acts or omissions on the part of Big Rivers, its employees, agents or representatives, occurring prior to the Effective Date or the issuance of those permits (as applicable).

            (b) Leaseco and WKEC shall, following the Effective Date, bear, at their sole cost, and indemnify and hold harmless Big Rivers from and against any Opacity Damages asserted or imposed against, or incurred by, Big Rivers or its directors, members of governing bodies, agents, officers and employees, directly or indirectly, in connection with any failure of the Generating Plants to comply with applicable opacity limitations subsequent to the Effective Date, other than the Opacity Damages resulting from or under the circumstances described in
Section 14.7(a)(ii) or Section 14.7(a)(iii), above.

            (c) Without limiting the generality of the foregoing, Big Rivers hereby waives all claims and causes of action against the LG&E Parties, whether arising under statute, common law or otherwise at law or in equity, with respect to the Opacity Damages for which Big Rivers is responsible as described in (a), above, and the LG&E Parties hereby waive all claims and causes of action against Big Rivers, whether arising under statute, common law or otherwise at law or in equity, with respect to the Opacity Damages for which Leaseco and WKEC are responsible as described in (b), above. The indemnities contained in this
Section 14.7 shall not apply to (y) incidental, consequential and other special damages that may be incurred by the LG&E Parties, Big Rivers or the other Persons identified in (a) or (b) above, including lost profits, or (z) costs and expenses which constitute Incremental Environmental O&M or costs and expenses for Capital Assets that are necessary to comply with any requirement of any Environmental Law or any environmental regulatory authority (including without limitation, any change in position of the KNREPC regarding compliance with applicable opacity limitations based on concurrent measurement of particulate matter emissions affecting the Green and Wilson facilities).

                                   ARTICLE 15

                       DISPUTE RESOLUTION AND ARBITRATION

            15.1 Dispute Resolution. If during the term of this Agreement, any issue, dispute or controversy ("Dispute") should arise hereunder or under any of the Operative Documents, then representatives of the affected parties shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within five (5) business days, the Dispute shall be referred within two (2) business days of the lapse of the aforementioned five
(5) business day period to the responsible senior management of the affected parties for resolution. No party shall seek any other means of resolving any Dispute arising in connection with any Operative Document until all parties' responsible senior managements have had at least five (5) business days to resolve the Dispute following referral of the Dispute to such responsible senior management. Each party shall have the right to join in any such proceeding any other party or entity having an interest therein. If the parties are unable to resolve the Dispute in accordance with the foregoing procedure, either party may then, at any time, initiate mediation of the Dispute, as described in Section
15.2 below.

            15.2 Mediation.

                  15.2.1 If either Party initiates mediation, such mediation shall proceed in accordance with the Commercial Mediation Rules of the American Arbitration Association then in effect on the date of this Agreement by a mediator who (x) has the qualifications and experience set forth in Section 15.2.2 below, and (y) is selected as provided in 15.2.3.

                  15.2.2 Unless the parties agree otherwise, the mediator shall be a lawyer with excellent academic and professional credentials who (w) is familiar with contracts governing the operation of electric generating plants and is otherwise qualified in the subject area of the issue in dispute, (x) is or has been a partner in or counsel to a highly respected law firm for at least 10 years as a practicing attorney specializing in either general commercial litigation or general corporate and commercial matters, (y) has had both training and experience as a mediator in the federal or state courts or with a reputable commercial ADR firm or non-profit ADR organization, and (z) is impartial.

                  15.2.3 Either Party may initiate mediation of the Dispute by giving the other party a written notice setting forth the list of the names and resumes of three persons who that party ("Initiating Party") believes would be qualified as a mediator. Within 15 days after delivery of this notice, the Recipient Party shall give a counter-notice to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initiating Party, or if no such selection is made, the Recipient Party may set forth a list of names and resumes of three persons who the Recipient Party believes to be qualified as a mediator. Within 10 days after delivery of the counter-notice the Initiating Party may designate a person to serve as mediator from among the three persons listed by the Recipient Party. If the parties cannot agree on a mediator from the three nominees submitted by each party, the mediator shall be selected by the American Arbitration Association.

                  15.2.4 Within thirty (30) days after the mediator has been selected, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours. Each party's representative attending the mediation session shall have authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed upon continuation thereof, either party may give the other and the mediator written notice declaring the mediation process to be at an end, in which case the Dispute shall be resolved by arbitration as provided in Section 15.3 below.

                  15.2.5 All conferences and discussions which occur in connection with the mediation conducted pursuant to this Agreement shall be deemed settlement discussions and nothing said or disclosed nor any document produced which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

                  15.2.6 The cost of the mediation shall be shared equally by the Parties.

            15.3 Arbitration.

                  15.3.1 If the Parties are unable to resolve the Dispute in accordance with the mediation procedure set forth in Section 15.2 within 60 days of the initiation of such procedure, or if either Party refuses to participate in the mediation procedure, either Party may then, at any time, deliver notice to the other party of its intent to submit the Dispute to arbitration, which notice shall include the specific issues concerning the Dispute which must be resolved (the "Arbitration Notice"). At any time following the 10th day after delivery of an Arbitration Notice, either party (for purposes of this Section 15.3, the "First Party") may give notice to the other party (for purposes of this Section 15.3, the "Second Party") that it has designated an arbitrator. Within 15 days of the delivery of the aforesaid notice of designation the Second Party shall be required to designate a second arbitrator and to notify the First Party of such designation. Within 15 days of the designation of the second arbitrator, the two designated arbitrators shall meet and shall jointly designate a third arbitrator, who shall be neutral and impartial. Arbitrators shall be qualified by education and experience in the subject matter of the Dispute and issues to be arbitrated. The arbitrator designated by the party-appointed arbitrators shall be the Chairman of the arbitration panel. A determination by a majority of the panel shall be binding upon and enforceable against each party.

                  15.3.2 If for any reason (i) the Second Party shall fail timely to designate an arbitrator after notice of designation is delivered by the First Party or (ii) the two party-appointed arbitrators fail timely to designate a third arbitrator, or the third arbitrator shall fail for any reason to serve, said arbitrator(s) shall be designated by the American Arbitration Association upon the demand of either Party.

                  15.3.3 All proceedings before the arbitrators shall be held at such place as the affected Parties may agree. Failing such agreement, such proceedings shall be held in Louisville, Kentucky in a location other than an office of a Party or counsel to a Party.

                  15.3.4 The parties agree that any Dispute being resolved by arbitration hereunder shall be determined pursuant to the provisions set forth herein and pursuant to the applicable Commercial Arbitration Rules of the American Arbitration Association then in effect insofar as such rules are not inconsistent with the provisions set forth herein.

                  15.3.5 The authority of the arbitrators shall be limited to the specific Dispute and related issue(s) in controversy as designated by the parties.

                  15.3.6 Notwithstanding any provision to the contrary contained in this Section 15.3, the Parties agree that if an Arbitration Notice identifies as the sole issue a determination as to a particular dollar amount owing under this Agreement and does not involve a request for any form of equitable relief, then (a) at the commencement of the arbitration hearing, each Party shall submit a proposed arbitration award and the arbitrators shall be required to adopt in full the proposed arbitration award of one of the

      Parties and (b) the Party whose proposed arbitration award is not selected shall pay all the costs of the arbitration, including the reasonable attorney's fees of the prevailing Party.

                  15.3.7 If the Arbitration Notice identifies one or more issues that do not fit the criteria described in Section 15.3.6, then the arbitration panel shall award such relief as they determine appropriate and otherwise in accordance with the terms of this Agreement. If Section
      15.3.6 is not applicable, then (i) if a single Party prevails in the arbitration, then the Party that does not prevail in the arbitration shall pay all the costs of the arbitration, including the costs and reasonable attorneys' fees of the prevailing Party and (ii) in the event that no single Party prevails in all respects, the arbitration panel shall determine the appropriate allocation of costs (other than attorneys' fees, in which case each Party will pay their own counsel) in accordance to the extent reasonably possible with the intentions of the Parties, as expressed in 15.3.7(i), that the non-prevailing Party with respect to each issue should bear a proportionate share of the costs imposed on the Parties by arbitration of that issue.

                  15.3.8 Any decision or award of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement, as the case may be.

            15.4 Exclusiveness of Procedures. Subject to the retained jurisdiction of the Bankruptcy Court to resolve disputes between the Parties, the procedures specified in this Section 15, shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement and each of the other Operative Documents; provided, that a Party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 15. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 15 are pending. The Parties will take such action, if any, required to effectuate such tolling.

                                   ARTICLE 16

                            TRANSFERS AND ASSIGNMENTS

            16.1 Permitted Assignments. No party shall assign any of its rights or obligations under any Operative Document without the prior written consent of the other Parties, however that no prior consent shall be required with respect to an assignment:

            (1) to any Person into which or with which the Party making the assignment is merged or consolidated or to which the Party transfers substantially all of its assets.

            (2) with respect to each LG&E Party, to any Affiliate.

            (3) with respect to each LG&E Party, to any third party which is authorized by all appropriate regulatory authorities to fulfill such LG&E Party's obligations under the Operative Documents to which such LG&E Party is a Party and which provides assurances of payment and performance of equal or greater value to that provided in such Operative Documents, as reasonably determined by Big Rivers; provided, however, and notwithstanding Section 16.2, that following such assignment, the Guaranty provided by LEC shall remain in full force and effect, unless and until a replacement guaranty, acceptable to Big Rivers and the RUS, is provided to Big Rivers.

            (4) in the case of either Big Rivers or any LG&E Party, to any (a) creditor holding a Permitted Lien as security for the underlying obligation, (b) other mortgagee or other secured party as security for indebtedness incurred for borrowed money by such party to fund its acquisition of a Capital Asset pursuant to Article 7 of the Cost Sharing Agreement or Article 8 of the Lease, as applicable, or (c) other entity as security for indebtedness for borrowed money loaned to Big Rivers or any LG&E Party, provided that each such secured party of Big Rivers or any LG&E Party referenced herein executes a Non-Disturbance Agreement in substantially the form attached hereto as Exhibit H (or, in the case of an assignment by an LG&E Party, in a form reasonably acceptable to Big Rivers), and such secured party may transfer or assign the interest given as security pursuant to, or in lieu of, a foreclosure of the Lien (or the exercise of power of sale) held by such secured party, provided that the transferee or assignee assumes all of the duties and obligations of the pledging Party under the Operative Documents, including without limitation the obligation to enter into a Non-Disturbance Agreement, and all other agreements that relate to the interest being transferred or assigned.

            The rights of Big Rivers and the LG&E Parties (exclusive of WKEC) to assign any of their rights or obligations under the Station Two Agreement are further subject to the limitations on assignment set forth therein. Subject to the foregoing restrictions in this Section, the Operative Documents shall be binding upon, inure to benefit of and be enforceable by the Parties that are signatories thereto and their respective successors and assigns.

            16.2 Assignment and Assumption of Related Agreements. No transfer or assignment of any interest in the Assets or in the Operative Documents, or any part thereof pursuant to subsections 16.1(1), 16.1(2) or 16.1(3) may be made unless, simultaneously, the transferring party's rights under all Operative Documents and all other agreements that relate to such interest are similarly transferred or assigned to the same Person or Persons, and such Person or Persons assumes in writing all the duties and obligations of the Party making such transfer or assignment under such agreements that relate to the interest being transferred or assigned. Unless the provisions of subsections 16.1(1), 16.1(2) or 16.1(3) and the immediately preceding sentence are satisfied, no such assignment or transfer shall release the transferring or assigning Party from any of its obligations pursuant to any Operative Document or such other agreements.

            16.3 Noncomplying Assignment. Any attempted or purported assignment or transfer made other than in accordance with this Article 16 either voluntarily or by operation of law (including, without limitation, by merger or consolidation) shall be void and of no effect.

            16.4 Regulatory Approvals. Assignments or transfers under any Operative Document may be subject to the jurisdiction of state or federal regulatory agencies. Such transfers shall not be effective until all required approvals and all other required action by such agencies having jurisdiction shall have been obtained.

            16.5 Liens. No Party shall directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Assets, except Permitted Liens. Leaseco agrees to pay before delinquency all costs for work, services or materials furnished for use in connection with the Assets, the non-payment of which could result in any Lien against the Assets. Leaseco will keep title to the Assets free and clear of any and all Liens other than Permitted Liens. Leaseco will immediately notify Big Rivers of the filing of any such Lien or any pending claims or proceedings related to any such Lien as and when it comes to the attention of Leaseco, and will indemnify and hold Big Rivers harmless from and against all loss, damages and expenses (including reasonable attorneys' fees) suffered or incurred by Big Rivers as a result of such Lien (regardless of whether or not Leaseco knew of the existence of such Lien). In case any such Lien attaches, Leaseco agrees to cause it to be immediately released and removed of record (failing which Big Rivers may do so at Leaseco's sole expense). Notwithstanding anything herein to the contrary, Leaseco shall have the right to contest in good faith any such Lien even if such contest prolongs or permits the existence of such Lien, and (i) Big Rivers shall not be responsible or liable for the removal or release of any Lien on or with respect to the Assets which is created or imposed by the actions of any of the LG&E Parties, or in connection with any services performed for or materials furnished to any of the LG&E Parties, or for the costs or expenses of such removal or release, or for any losses, damages or expenses incurred by any of the LG&E Parties in connection therewith and (ii) the LG&E Parties shall not be responsible or liable for the removal or release of any Lien on or with respect to the Assets which is created or imposed by the actions of Big Rivers, or in connection with any services performed for or materials furnished to Big Rivers, or for the costs or expenses of such removal or release, or for any losses, damages, or expenses incurred by Big Rivers in connection therewith.

                                   ARTICLE 17

                                   TERMINATION

            17.1 Right of Parties to Terminate.

                  17.1.1 Termination Prior to the Effective Date. This Agreement may be terminated prior to the Effective Date:

            (a) Subject to Section 20.5, by Leaseco, on behalf of all LG&E Parties, if any of the authorizations, consents, approvals, filings or registrations required as a condition to both Phase I and Phase II in Schedule
3.1 and Schedule 3.2 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to the LG&E Parties and all reasonable final appeals shall have been exhausted;

            (b) Subject to Section 20.5, by Big Rivers, if any of the authorizations, consents, approvals, filings or registrations required as a condition to both Phase I and Phase II in Schedule 3.1 and Schedule 3.2 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to Big Rivers and all reasonable final appeals shall have been exhausted;

            (c) By Leaseco, on behalf of all LG&E Parties, if Big Rivers shall have breached or defaulted under any of its obligations hereunder in any material respect and such breach or default, if curable, is not cured by the defaulting Party within the period prescribed in Section 17.2;

            (d) By Big Rivers, if any of the LG&E Parties shall have breached or defaulted under any of its obligations hereunder in any material respect, and such breach or default, if curable, is not cured by the defaulting Party within the period prescribed in Section 17.2;

            (e) By either Big Rivers or Leaseco, on behalf of all LG&E Parties, by written notice to the other Party, if the Closing shall not have occurred on or prior to December 31, 1998;

            (f) [RESERVED]

            (g) By Big Rivers, if, after notice to Leaseco, as agent for the LG&E Parties, and a hearing, the Bankruptcy Court determines, after taking into consideration the Parties obligations under Section 20.5, that it is reasonably certain that any of the conditions precedent to Big Rivers' obligations to close the Phase I transaction or, if it is to precede the Phase I transaction, the Phase II transaction, will not occur or be satisfied prior to December 31, 1998; or

            (h) By Leaseco, as agent for the LG&E Parties, if, after notice to Big Rivers, and a hearing, the Bankruptcy Court determines, after taking into consideration the Parties obligations under Section 20.5, that it is reasonably certain that any of the conditions precedent to Big Rivers' obligations to close the Phase I transaction or, if it is to precede the Phase I transaction, the Phase II transaction, will not occur or be satisfied prior to December 31, 1998.

                  17.1.2 Termination After the Effective Date. After the Effective Date, the occurrence of any of the following events shall constitute a default under this Agreement:

            (1) Failure by a Party to pay when due any and all amounts payable to other Party in accordance with the terms of this Agreement;

            (2) Any attempt by a Party to transfer an interest in this Agreement in breach of Article 16;

            (3) Failure of a Party to perform any material obligation set forth herein;

            (4) Except with respect to the Chapter 11 Case, any filing by a Party of a petition in bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency laws, or voluntarily taking advantage of any such laws by answer or otherwise or the commencement of involuntary proceedings under any such laws if such proceedings are not withdrawn or dismissed within 60 days after such institution;

            (5) Assignment by a Party for the benefit of creditors;

            (6) Allowance by a Party of the appointment of a receiver or trustee of all or a material part of its property if such receiver or trustee is not discharged within 60 days after appointment;

            (7) Any breach of a representation or warranty made by a Party in this Agreement, provided that such breach would have a material adverse effect on the Non-Defaulting Party or its rights under this Agreement or any other Operative Document taken as a whole; provided, however, the Parties acknowledge and agree that any breach occurring on or after the Effective Date of any representation or warranty made by a Party as of the Effective Date in this Agreement shall give rise to the right of the other Party to damages or availability of other remedies provided for hereunder arising from such breach only if the claim for damages or other relief is made within one (1) year following the Effective Date;

            (8) Failure, inability or refusal of a Party to cure a default or breach under (a) during Phase I, the Power Purchase Agreement, the Cost Sharing Agreement, the Transmission Service and Interconnection Agreement or the Facilities Operating Agreement which gives rise to a termination of such other Phase I Agreement and (b) during Phase II, the Lease, the Transmission Service and Interconnection Agreement or the Power Purchase Agreement which gives rise to a termination of such Phase II Agreement, or any termination by that Party of any of the foregoing agreements in breach or in default thereof; or

            (9) Failure by Big Rivers to pay to LEM, when due, an amount owed pursuant to the Settlement Promissory Note.

            (10) The Party in default under any provision of this Section 17.1.2 shall be referred to as the "Defaulting Party" and the other Party shall be referred to as the "Non-Defaulting Party."

            17.2 Pre-Effective Date Remedies. If either the LG&E Parties or Big Rivers decides to terminate this Agreement pursuant to Section 17.1.1, such Party shall promptly give written notice to the other Party to this Agreement of such decision. In the event such notice relates to termination due to a breach of a covenant of the other Party contained in this Agreement or any other Operative Document, such notice shall state a date by which such breach must be cured, which shall be at least 30 days after receipt of the notice. If within the 30-day period, the breaching Party cures the breach or if the breach is one that cannot in good faith be corrected within such period and the breaching Party begins to correct the breach within the 30-day period and (a) continues corrective efforts with diligence until a cure is effected and (b) produces reasonably satisfactory evidence that such breach can be cured by December 31, 1998, the notice of termination shall be inoperative and the breaching Party shall lose no rights under this Agreement, provided, that the breaching Party shall remain liable to the other Parties for any damages incurred by them resulting from that breach or default. In the event of a termination pursuant to
Section 17.1.1, the Parties shall be released from all liabilities and obligations arising under this Agreement, other than for damages arising from a breach of this Agreement, provided, however, that the Parties acknowledge and agree that notwithstanding any provision to the contrary in this Agreement any breach or default occurring prior to the Effective Date of any representation or warranty made by a Party as of the date hereof in this Agreement or any other Operative Document (other than, in the case of Big Rivers, those representations made in Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.4 of this Agreement and, in the case of the LG&E Parties, in Sections 6.1.1, 6.1.2, 6.1.3 and 6.1.4 of this Agreement) shall not give rise to the right of the other Party to damages, and the non-breaching Party's sole remedy in the event of such a breach or default shall be the right to refuse to consummate the transactions contemplated by this Agreement.

            17.3 Post-Effective Date Defaults; Remedies.

                  17.3.1 Notice of Default. The Non-Defaulting Party shall have the right to give the Defaulting Party a written notice of default ("Notice of Default"), which shall describe the default in reasonable detail and state the date by which the default must be cured, which shall be at least 30 days after receipt of the notice, except as to a breach or default under Subsection (1) of
Section 17.1.2 which shall be three days after receipt of notice, and under Subsections (2), (4), (5), (6), (7), (8) or (9) of Section 17.1.2, as to which there will be no cure right.

                  17.3.2 Opportunity to Cure. If within the three day period with respect to a breach or default under Subsection (1) of Section 17.1.2 the Defaulting Party cures the breach or default, or if within the 30 day period with respect to breaches or defaults under Subsection (3) of Section 17.1.2 (which are not also defaults under Subsections (2), (4), (5), (6), (7), (8) or
(9) of Section 17.1.2) the Defaulting Party cures the breach or default or if the failure is one that cannot in good faith be corrected within such period and the Defaulting Party certifies to the Non-Defaulting Party that it agrees to cure such breach or default and begins to correct the breach or default within the 30 day period and continues corrective efforts with diligence until a cure is effected, the notice of default shall be inoperative and the rights of the Non-Defaulting Party under Section 17.3.4 shall not be triggered. Subject to the Defaulting Party's right to contest under Section 17.3.3, if the Defaulting Party does not cure or begin (and diligently continue) to cure the breach or default as provided above, the Non-Defaulting Party shall have the rights specified in Section 17.3.4. A Non-Defaulting Party's right to damages or other relief resulting from a breach by a Defaulting Party hereunder shall begin to accrue as of the first day of the breach without regard to the availability of any cure rights hereunder, and without regard to whether the breach or default is cured.

                  17.3.3 Contest. If the Defaulting Party disputes the existence or nature of a default asserted in a Notice of Default, then the Defaulting Party shall pay the disputed payment or perform the disputed obligation, but may do so under protest. The protest shall be in writing, shall accompany the disputed payment or precede the performance of the disputed obligation, and shall specify the reasons upon which the protest is based. The Defaulting Party shall deliver copies of the protest to the Non-Defaulting Party. If it is later determined pursuant to the dispute resolution, mediation or arbitration under
Section 15 that a protesting party is entitled to a refund of all or any portion of a disputed payment or payments or is entitled to the reasonable equivalent in money of nonmonetary performance of a disputed obligation theretofore made, then, upon such determination, the nonprotesting Party shall pay such amount to the protesting Party, together with interest thereon at a rate equal to the Prime Rate from the date of payment or from the date of completion of performance of a disputed obligation to the date of reimbursement.

                  17.3.4 Remedies. If the Defaulting Party's breach or default is one for which there is no cure right, or if the Defaulting Party fails or refuses to cure the breach or default under Section 17.3 for which a cure right is available within the time described hereunder, the Non-Defaulting Party shall have, in addition to any other rights and remedies that a Party may have at law, in equity (including, without limitation, to pursue recovery of damages from the Defaulting Party, subject to any limitations on remedies set forth in this Agreement) or otherwise, the following remedies:

                  17.3.4.1 If Big Rivers, on the one hand, or any of the LG&E Parties, on the other hand, ("X") shall fail to make any payment or shall fail to perform any obligation under this Agreement or the Settlement Promissory Note, then the other Party ("Y") or any of its Affiliates will have the right (but not the obligation) without prior notice to X to perform such obligation and set-off the costs of such performance or the amount of any such past due payment owing to Y against any obligation of Y or any of its Affiliates owing to X or any of its Affiliates hereunder or, in the event the breach or default shall occur during Phase II, under any other Operative Document (whether or not matured).

                  17.3.4.2 The Non-Defaulting Party may terminate this Agreement upon 30 days' notice to the Defaulting Party of its intent to do so.

                  17.3.4.3 Notwithstanding anything contained herein or in any Operative Document to the contrary, Big Rivers may also terminate this Agreement at any time that the Guaranty provides Big Rivers with the right to terminate this Agreement.

                  17.3.4.4 The termination rights provided for in this Section
      17.3 are in addition to, and not in lieu of, any rights to terminate this Agreement as are set forth in the Station Two Agreement or the Guaranty, which termination rights shall be cumulative.

            17.4 Automatic Termination. This Agreement shall terminate automatically on December 31, 1998 and the Parties hereto shall subsequently have no duties or obligations under this Agreement or the other Operative Documents (except for any breach or default hereunder by the Parties occurring prior to the termination, and except for indemnity claims that have accrued hereunder prior to the termination) unless, prior to December 31, 1998, all conditions to the effectiveness of a confirmed plan of reorganization filed by Big Rivers, which plan incorporates the LG&E Transaction (as defined in the Plan) and which plan is consented to by (i) that number of the Members whose action is required under Section 279.140 of the Kentucky Revised Statutes in order to constitute an action by the membership of Big Rivers, (ii) each of the Banks, (iii) the RUS, (iv) each of the Smelters and (v) Big Rivers, shall have been satisfied or duly waived in accordance with the provisions of such plan.

            17.5 Condemnation Termination. Upon the occurrence of a total condemnation with respect to all or substantially all of the Tangible Assets, which condemnation causes, during Phase I, the termination of the Cost Sharing Agreement or, during Phase II, the termination of the Lease, all provisions of this Agreement except Section 9.6 hereof shall automatically terminate at such time, and the Settlement Promissory Note shall become immediately payable in full. Section 9.6 shall be treated from that time forward as a part of the Transmission Services and Interconnection Agreement and shall be governed by the provisions thereof.

            17.6 Monthly Margin Payments. No provision of this Agreement or any other Operative Document purporting to limit special, incidental and consequential damages that may be recoverable by Big Rivers shall bar or constitute any waiver of any claim by Big Rivers for any Monthly Margin Payments as its damages arising by reason of a default by Leaseco under the Lease or by LEM under the Power Purchase Agreement (including without limitation under Section 2.2(a)(ix) of the Power Purchase Agreement and Section 11.1(8) of the Lease); provided, that nothing contained herein shall be deemed to be an admission by Leaseco that the loss of such payments by Big Rivers is or shall be an actual or direct damage incurred by Big Rivers arising out of such a default by Leaseco or LEM.

                                   ARTICLE 18

                            WAIVER; LG&E INDEMNITIES

            18.1 Waiver. Except to the extent caused by the willful or grossly negligent act or omission by Big Rivers, its Affiliates, successors and assigns, or their respective officers, employees, consultants or agents (the "Protected Parties") or by the breach of this Agreement or any other Operative Document by Big Rivers (which act or omission is itself not the direct result of an act or omission of any LG&E Party or any of its Affiliates, successors or assigns or their respective officers, employees, consultants or agents), and except for losses, injuries and damages specifically assumed by Big Rivers or covered by any indemnification or hold harmless covenant of Big Rivers in this Agreement or any of the other Operative Documents, Big Rivers and the Protected Parties will not be liable or in any way responsible for, and following the Effective Date, Leaseco and WKEC waive all claims against Big Rivers and the Protected Parties for, any liability, loss, damage, claim or cost (including attorneys' fees) suffered by Leaseco or WKEC or any of their Affiliates, successors, or assigns, or their respective officers, employees, consultants or agents in connection with the use and/or operation of the Assets by Leaseco or WKEC or any of their Affiliates, successors, or assigns, or their respective officers, employees, consultants or agents.

            18.2 General Indemnity. Except to the extent limited pursuant to
Section 10.2.1 of the Lease or Section 9.2 of the Cost Sharing Agreement, as applicable, in the event that insurance proceeds are insufficient to restore the Facilities, and notwithstanding the limitations set forth with respect to WKEC in Sections 13.2 and 13.3 of the Facilities Operating Agreement, following the Effective Date, Leaseco shall indemnify and reimburse Big Rivers and the Protected Parties for any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys' and accountants' fees) (collectively, "Damages") suffered or incurred by Big Rivers or the Protected Parties as a result of, or with respect to,

Leaseco's and/or WKEC's or any of their Affiliates, successors or assigns or their respective officers, employees, consultants or agents, operation and/or use of the Assets, except to the extent that any of the foregoing Damages arise as a result of (a) the gross negligence or willful misconduct of, or breach of any Operative Document by, Big Rivers or the Protected Parties seeking indemnification (which act or omission is itself not the direct result of an act or omission of any LG&E Party or any of their Affiliates, successors or assigns or their respective officers, employees, consultants or agents) or (b) any action, event or circumstance for which Big Rivers has an indemnification and hold harmless obligation pursuant to Article 14 (environmental indemnity) or pursuant to any other Operative Document, or for which Big Rivers has expressly assumed responsibility in any Operative Document. Nothing in this Section 18.2 shall be construed to impose an additional or different indemnification obligation upon any of the Parties resulting from, or respecting, any environmental matters than such Party's obligations under Article 14 hereof.

            18.3 Fuel Indemnity. During Phase I, Leaseco shall indemnify, defend and hold harmless Big Rivers, and its directors, officers, employees, consultants and agents for any liability, loss, damage, claim, and cost (including attorneys' fees) arising in connection with each and every fuel supply contract held by Big Rivers as of the Effective Date for use in the Generating Plants, and all other fuel supply contracts entered into by Big Rivers after the Effective Date with Leaseco's prior written consent, in each case including liabilities, losses, damages, claims, and costs (including attorneys' fees) arising from any act or omission of Big Rivers, provided that, if such liability, loss, damage, claim or cost (including attorneys' fees) arises from an action of Big Rivers that constitutes breach, default, gross negligence or willful misconduct by Big Rivers under any such fuel supply contract (which breach, default, gross negligence or willful misconduct by Big Rivers under any such fuel supply contract is not related to or caused by any act or omission of any LG&E Party or any of their Affiliates, successors or assigns or their respective officers, employees, consultants or agents), then Leaseco shall have no obligation under this provision unless an LG&E Party requested or concurred in such action by Big Rivers (in which case Leaseco's obligations under this paragraph shall not be excused).

                                   ARTICLE 19

                               SEVERAL OBLIGATIONS

            Nothing contained in this Agreement or the remaining Operative Documents shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to the Parties. Except as otherwise provided herein or in the other Operative Documents with respect to the LG&E Parties, each Party shall be individually responsible for its own covenants, obligations and liabilities as herein or therein provided.

                                   ARTICLE 20

                                MUTUAL COVENANTS

            Big Rivers and the LG&E Parties covenant and agree that they will act in accordance with the following, and shall bear their own costs and expenses in doing so:

            20.1 Governmental Consents. Promptly following the execution of this Agreement, the Parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver that are required (or that the Parties otherwise agree to seek) from governmental authorities in connection with the transactions contemplated hereby or in the other Operative Documents (including the Phase II Agreements), and the Parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

            20.2 Third Party Consents. Promptly following the execution of this Agreement, the Parties will use reasonable best efforts to procure all consents that are required from third parties, including the Members, in connection with the transactions contemplated hereby or in the other Operative Documents, and the Parties shall diligently and expeditiously seek such consents and cooperate fully in the procurement of such consents.

            20.3 Reasonable Efforts. Each party will use its reasonable best efforts to effect the transactions contemplated by this Agreement and the remaining Operative Documents and to fulfill the conditions to the obligations of the parties set forth in Schedules 3.1, 3.2 and 3.3 to this Agreement.

            20.4 Wholesale Power Contracts. From and after the Execution Date, Big Rivers shall use its commercially reasonable efforts to maintain the Member Contracts (as amended in accordance with this Agreement), the Hoosier Contracts, the Oglethorpe Contract and the HMP&L Contract in full force and effect, to exercise Big Rivers' rights and entitlements thereunder to the fullest extent permissible under those agreements and applicable laws, and to fully and timely perform and discharge its duties and obligations thereunder, in each case throughout the remaining terms of those agreements. In addition, Big Rivers shall not attempt to assign or convey to any other Person (other than an LG&E Party or its Affiliate) any rights or interests that it may have under or pursuant to the Member Contracts, the Hoosier Contracts, the Oglethorpe Contract or the HMP&L Contract throughout the remaining terms of those agreements.

            20.5 Further Assurances. Prior to December 31, 1998, the LG&E Parties and Big Rivers will execute such further documents and instruments and take such further actions as may be reasonably requested by Big Rivers or the LG&E Parties, respectively, in order to cause the Closing to occur in accordance with the terms hereof. The LG&E Parties and Big Rivers expressly acknowledge and agree that, although it is their intention to effect a transaction among themselves in the form contemplated by this Agreement and by the Operative Documents in the form attached hereto on the date hereof, it may be preferable to effectuate such a transaction by means of an alternative structure in light of the conditions set forth in
Schedule 3.1, 3.2 and 3.3. Accordingly, if (x) a condition to the Effective Date which is not yet satisfied or waived is the receipt of any one or more of the governmental approvals referred to in those provisions of Schedule 3.1, 3.2 or
3.3 entitled "Commission Approval," "Hart Scott Rodino," "Consents," "Governmental Approvals," "FERC Approval" and "Securities and Exchange Approvals", (y) Big Rivers or the LG&E Parties believe that such condition(s) will not be satisfied through the continued use of the transaction structure contemplated by the Operative Documents in the form attached hereto, and (z) Big Rivers or the LG&E Parties believe that the adoption of an alternative structure (that otherwise substantially preserves for each of the LG&E Parties, on the one hand, and Big Rivers, on the other hand, the relative risks and economic benefits contemplated by the Operative Documents in the form attached hereto on the date hereof) would result in such conditions being satisfied or waived, then the LG&E Parties and Big Rivers shall use their respective reasonable best efforts to effect a transaction among themselves by means of a mutually agreed upon structure other than the structure contained in the Operative Documents in the form attached hereto on the date hereof or with mutually agreed upon revisions to the currently contemplated structure, that in either case so preserves such benefits; provided that, prior to the Closing of any such restructured or revised transaction, (A) all Affected Parties (as defined below) shall have consented to such restructured or revised transaction and all governmental authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative structure or revisions to the currently contemplated structure shall have been obtained and (B) all other conditions to the Effective Date, as applied to such alternative structure or revisions, shall have been satisfied or waived. For purposes of this Section 20.5, the term "Affected Party" shall mean
(i) that number of the Members whose action is required under Section 279.140 of the Kentucky Revised Statutes in order to constitute an action by the membership of Big Rivers, (ii) each of the Smelters, (iii) each of the Banks and (iv) the RUS, but, in each case, only if the restructured or revised transaction contemplated by this Section 20.5 materially adversely affects (X) such party's rights under, or relating to, the Plan or (Y) such party's rights, if any, under, or relating to, the Operative Documents in the form attached hereto. In the event that Big Rivers and the LG&E Parties disagree as to whether or not a party identified in clauses (i) through (iv) above is an "Affected Party," the Parties agree to present such issue to the Bankruptcy Court for determination.

            20.6 Operating Committee; Budget Preparation. The Parties agree, notwithstanding the date upon which the Closing occurs, that they will continue to work together to (i) develop an Annual O&M Budget and an Annual Capital Budget with respect to the "Initial Budget Period" (as defined in the Facilities Operating Agreement or the Lease (as applicable), and (ii) consider matters of concern relating to the operation of the Assets and Station Two following the Closing with respect to which the Operating Committee is given a role pursuant to the terms of the Lease or the Facilities Operating Agreement. The applicable provisions contained in the Phase I or Phase II Agreements, as applicable, shall replace this provision on and after the Effective Date. Notwithstanding the preceding sentence, the Parties hereby agree that the Annual Capital Budgets for the Initial Budget Period to be agreed to by the Parties as contemplated in
Schedule 3.1 attached to this Agreement shall include as the aggregate budgeted amount for the relevant Year (or portion thereof) the following amounts which amounts shall not be increased or decreased without the written approval of the Parties (but subject to Section 6.5 of the Facilities Operating Agreement and Section 7.5 of the Lease dealing with budget deviations): (i) First Partial Year following the Effective Date (assuming there are five full months then remaining in that Year) -- $[REDACTED]; (ii) First full Year following the Effective Date -- $[REDACTED]
; and (iii) Second full Year following the Effective Date -- $[REDACTED]. Notwithstanding the foregoing, in the event an item or expense included in any Annual Capital Budget that is a part of the Initial Period Budgets is determined to be an Enhancement or Major Capital Improvement, or is determined not to be a Capital Asset or Station Two Improvement that Big
Rivers would otherwise have an obligation to fund a portion thereof, then Big Rivers will not be responsible for a share of such expenditure, notwithstanding the provisions of Articles 7 or 8 of the Lease, Article 7 of the Cost Sharing Agreement or Article 6 of the Facilities Operating Agreement to the contrary or the inclusion of such item in the Initial Period Budgets.

                                   ARTICLE 21

                               GENERAL PROVISIONS

            21.1 Notices. All notices, payments and other communications to each Party under this Agreement or any other Operative Document must be in writing, and shall be addressed respectively as follows:

            Addressed to:

            Big Rivers Electric Corporation
            201 Third Street
            Post Office Box 24
            Henderson, Kentucky 42419
            Phone No. (502) 827-2561
            Telecopy No. (502) 827-2558
            Attn: Michael Core
                  David Spainhoward

            With a copy to:

            James M. Miller, Esq.
            Sullivan, Mountjoy, Stainback & Miller, P. S. C.
            100 St. Ann Building
            Post Office Box 727
            Owensboro, Kentucky 42302-0727
            Phone No. (502) 926-4000
            Telecopy No. (502) 683-6694

            Addressed to:

            Western Kentucky Energy Corp.
            c/o LG&E Energy Corp.
            220 West Main Street

            Louisville, KY 40202
            Phone: (502) 627-3665
            Facsimile: (502) 627-4622
            Attn: President

            Addressed to:

            LG&E Energy Marketing Inc.
            c/o LG&E Energy Corp.
            220 West Main Street
            Louisville, KY 40202
            Phone: (502) 627-3665
            Facsimile: (502) 627-4622
            Attn: President

            Addressed to:

            Western Kentucky Leasing Corp.
            c/o LG&E Energy Corp.
            220 West Main Street
            Louisville, KY 40202
            Phone: (502) 627-3665
            Facsimile: (502) 627-4622
            Attn: President

            Addressed to:

            LG&E Station Two, Inc.
            c/o LG&E Energy Corp.
            220 West Main Street
            Louisville, KY 40202
            Phone: (502) 627-3665
            Facsimile: (502) 627-4622
            Attn: President

            In the case of all LG&E Parties, with a copy to:

            Richard S. Miller, Esq.
            Dewey Ballantine
            1301 Avenue of the Americas
            New York, New York 10019
            Phone: (212) 259-7070
            Facsimile: (212) 259-6333

            John R. McCall
            Executive Vice President, General Counsel and Secretary
            LG&E Energy Corp.
            220 West Main Street
            Louisville, KY 40202
            Phone: (502) 627-3665
            Facsimile: (502) 627-2585

            Daniel E. Fisher, Esq.
            Greenebaum Doll & McDonald PLLC
            3300 National City Tower
            Louisville, Kentucky 40202-3197
            Phone No. (502) 587-3620
            Telecopy No. (503) 587-3695

Each Party may change such address by notice given to the other Parties in the manner set forth above. All notices shall be effective (i) if sent by messenger or courier service, when delivered, (ii) if sent by mail, three days after posting, and (iii) if sent by telecopy, when sent (provided that, if sent by telecopy, a duplicate copy thereof is promptly sent by mail); provided that if a provision hereof specifies that a period shall be measured by a fixed number of days after receipt of a notice, notice shall be effective when received, irrespective of the means of delivery.

            21.2 Waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of any provision of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Party's right thereafter to enforce any provision or exercise any right.

            21.3 Amendment and Modification. No amendment or modification of this Agreement shall be valid unless made in writing and duly executed by the Parties; provided, however, subject to the LG&E Parties' rights pursuant to
Schedule 3.1(I)(8), Big Rivers shall be permitted, at any time prior to the Effective Date, without the consent of the LG&E Parties, to update or amend any disclosure schedule referred to in Article 5, which disclosure schedule is attached hereto on the date hereof, solely to the extent necessary to make its representations and warranties on the Effective Date true and correct in all material respects. Notwithstanding the foregoing proviso, updates or amendments made by Big Rivers to Schedule 5.1.19 shall not in any way diminish or otherwise reduce Big Rivers' indemnification obligations pursuant to Section 14.1, as established by reference to Schedule 5.1.19 as provided on the Execution Date. Updates and amendments to such Schedule 5.1.19 made by Big Rivers pursuant to the foregoing proviso following the Execution Date, shall, however, to the extent identifying new or increased liabilities, serve to increase Big Rivers' indemnification obligations under Section 14.1.

            21.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the Commonwealth of Kentucky.

            21.5 Additional Actions. Each Party shall take, from time to time, for no additional consideration, such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement and the remaining Operative Documents.

            21.6 Survival of Terms and Conditions; Phase I Adjustments. The provisions of this Agreement, other than those which specifically address the period of time prior to the Closing, shall survive the Closing. The Parties hereby agree that notwithstanding the termination of the Phase I Agreements, any of the following adjustments to the extent made during Phase I and existing as of the Phase II Termination shall survive and be carried forward to Phase II (the "Phase I Adjustments"):

                  21.6.1 Any adjustments previously made to the payments made by LEM to Big Rivers pursuant to Section 3.3 of the Power Purchase Agreement resulting from a change in Contract Limits, application of a portion of the PP Price reduction or reductions relating to condemnation or destruction of the Assets.

                  21.6.2 A reconciliation of Actual Environmental O&M with the Environmental Rent Reduction under the Lease.

                  21.6.3 A continuation, without adjustment, of balances and other accounting with respect to the Capital Account and a continuation of allocation of Capital Assets funded in accordance with the Cost Sharing Agreement.

                  21.6.4 Any adjustments in the rental payments, Annual Fixed Payments, Tax sharing ratios or Monthly Margin Payments as contemplated in
      Section 11.2 of this Agreement and Sections 2.3 and 3.3(a) of the Lease and the Power Purchase Agreement, respectively.

                  21.6.5 A continuation of the effectiveness of any Annual Capital Budget or Annual O&M Budget in effect during any such transitional year, without change.

                  21.6.6 A continuation of the relative percentages of Shared Costs.

            21.7 Termination Date True Up. On the Termination Date, the Parties agree that all amounts due and owing (other than any amounts owed pursuant to Section 21.8), or any outstanding credits, in each case, pursuant to the Operative Documents by Big Rivers to any LG&E Party or LEC and/or any LG&E Party or LEC to Big Rivers shall be so paid on the Termination Date after netting all such amounts and credits owed by the respective Parties. The Parties agree that all credits shall be converted to a cash amount for purposes of this provision.

            21.8 Refund Obligation. Without in any way limiting a Non-Defaulting Party's or Performing Party's rights and remedies hereunder or under applicable law, in the event that this Agreement and the other Operative Documents terminate prior to the second anniversary of the Effective Date, which termination does not result from an exercise by Big Rivers of its rights pursuant to this Agreement or such other Operative Document by reason of a breach or default by any LG&E Party thereunder, Big Rivers agrees to refund to Leaseco, as agent for the LG&E Parties, an amount equal to (i) the amount of Initial Fixed Payment or the Initial Rental Payment, as the case may be, paid to Big Rivers on the Effective Date multiplied by (ii) the ratio of (A) the number of days between such Termination Date and the second anniversary of the Effective Date over (B) 730. Such refund amount shall be payable by Big Rivers, free of interest, in twenty-four equal monthly installments commencing on the one-month anniversary of the Termination Date.

            21.9 Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

            21.10 Counterparts. This Agreement may be executed in counterparts, both of which taken together shall constitute a single Agreement.

            21.11 Entire Agreement. This Agreement, including all attached Exhibits and Schedules, together with the Operative Documents (when executed) and all other agreements referred to in this Agreement or in the other Operative Documents, contains the entire and final understanding of the Parties and supersedes all prior agreements and understandings between the Parties related to the subject matter of those agreements.

            21.12 Construction. This Agreement was the product of negotiations between the Parties and, therefore, the rule of contract construction that an agreement shall be construed against the drafter shall not be applied to this Agreement.

            21.13 Rights and Obligations Under the Original Participation Agreement. (a) Upon the Participation Effective Date, and for so long thereafter as this Agreement shall remain in effect, the provisions of the Original Participation Agreement, and the rights and obligations of Big Rivers and each of the LG&E Parties pursuant to the Original Participation Agreement, shall be immediately suspended and held in abeyance, and neither Big Rivers nor any of the LG&E Parties shall have any duty to perform its obligations nor any right to receive its benefits or exercise its rights thereunder until the earlier of (i) the termination of this Agreement or (ii) the occurrence of the Phase I Effective Date or the Phase II Effective Date pursuant to Article 3 of this Agreement. Upon the first to occur of the Phase I Effective Date or the Phase II Effective Date pursuant to Article 3 of this Agreement, if such date occurs prior to termination of this Agreement, the Original Participation Agreement shall terminate. In the event that this Agreement terminates pursuant to Section
17.1.1 or 17.4 then the suspension of the Original Participation Agreement and the Parties' rights and obligations thereunder caused by the first sentence of this paragraph will be reversed, and the Original Participation Agreement, as amended, including the rights and obligations of each of the LG&E Parties and Big Rivers thereunder will be restored and thereafter will continue in full force and effect in accordance with the terms of that Original Participation Agreement.

            (b) Any and all rights and obligations of the Parties pursuant to the Original Participation Agreement, including pursuant to each amendment to such agreement, which had accrued or been received prior to or as of the Participation Effective Date of this Agreement, shall be carried forward and continued under this Agreement such that the rights and obligations of the Parties which were received or performed under the Original Participation Agreement will be deemed to have been received or performed under this Agreement as if this Agreement had been executed as of June 9, 1997. No Party shall be held to have breached this Agreement or be in default of this Agreement for failure to perform prior to the execution date of this Agreement an obligation under this Agreement which was not also an obligation under the Original Participation Agreement, as amended. Nothing contained in this Agreement shall be deemed to release any Party from any breach or default by that Party under the Original Participation Agreement occurring prior to the date of this Agreement.

            (c) In the event that pursuant to Section 21.13(a) of this Agreement, the Original Participation Agreement is suspended and then restored to full force and effect, all rights and obligations of the Parties pursuant to this Agreement, including pursuant to each amendment to the Agreement (if any), which had accrued or been received prior to or as of the date on which the Original Participation Agreement is restored to its full force and effect, shall be carried forward and continued under the Original Participation Agreement such that the rights and obligations of the Parties which were received or performed under this Agreement will be deemed to have been received or performed under the Original Participation Agreement as if the Parties' rights and obligations thereunder had not been suspended. No Party shall be held to have breached the Original Participation Agreement or be in default of the Original Participation Agreement for failure to perform during the period of suspension an obligation under that agreement which was not also an obligation under this Agreement. Nothing in this Section 21.13 shall be deemed to release any Party from any breach or default by that Party under this Agreement occurring prior to its termination.

            21.14 Survival of Certain Obligations

      (a) Notwithstanding anything contained in this Agreement or in any other Operative Document to the contrary: (i) Big Rivers shall not at any time be entitled to terminate, cancel or otherwise nullify the Settlement Promissory Note, the Settlement Mortgage, the Mortgage and Security Agreement, or the Non-Disturbance Agreement or its payment or performance obligations under those agreements or instruments, by reason of any breach or default by any of the LG&E Parties under the other of those Operative Documents, or under any other Operative Documents not identified above, or by reason of the expiration or termination of any of such other Operative Documents for any reason, to the extent that Big Rivers has any continuing obligations or liabilities under those Operative Documents, including without limitation, where this Agreement, the Guaranty or any such other Operative Document otherwise expressly provides Big Rivers with the right to terminate all or any portion of the Operative Documents under the circumstances described therein; and (ii) in the event any of the LG&E Parties shall, under the terms of any Operative Document, be required to terminate all of the Operative Documents as a condition to their exercising any termination rights with respect to that or any other Operative Document, Big Rivers agrees that the LG&E Parties shall not be required to terminate, cancel or surrender the Settlement Promissory Note, the Settlement Mortgage, the Mortgage and Security Agreement or the Non-Disturbance Agreement as a condition to its right to so terminate all or any of the other Operative Documents.

      (b) Notwithstanding anything contained in this Agreement or in any other Operative Document to the contrary: (i) neither LEC nor any of the LG&E Parties shall at any time be entitled to terminate, cancel or otherwise nullify the Guaranty or the payment or performance obligations of LEC thereunder, by reason of any breach or default by Big Rivers under any of the other Operative Documents, or by reason of the expiration or termination of any of such other Operative Documents for any reason, to the extent that any of the LG&E Parties have any continuing obligations or liabilities under those Operative Documents, including without limitation, where this Agreement or any such other Operative Document otherwise expressly provides LEC or any of the LG&E Parties with the right to terminate all or any portion of the Operative Documents under the circumstances described therein; and (ii) in the event Big Rivers shall, under the terms of any Operative Document, be required to terminate all of the Operative Documents as a condition to its exercising any termination rights with respect to that or any other Operative Document, the LG&E Parties agree that Big Rivers shall not be required to terminate, cancel or surrender the Guaranty as a condition to its right to so terminate all or any of the other Operative Documents.

      (c) The provisions of this Section 21.14 shall survive any expiration or termination of this Agreement for any reason, and shall continue to be binding on the Parties. The Parties agree and acknowledge that adequate separate consideration is being provided which would support the Parties' continuing obligations under Section 21.14 despite an earlier termination of the Operative Documents.

            21.15 SO(2) Issue

The Parties each agree that, from and after the Participation Effective Date they shall reasonably cooperate with each other in good faith, and shall use their commercially reasonable efforts, to obtain at the earliest possible time a Title V Air Quality Permit for the Coleman facility that contains a maximum permit limit of 5.2 lbs/mmbtu Sulfur Dioxide (SO(2)), and, upon the election of the LG&E Parties, a separate affirmative ruling or decision from the KNREPC that the current permit limit of 5.2 lbs/mmbtu SO(2) for the Coleman facility will be maintained following the Effective Date and for the foreseeable future. Consistent with the foregoing, Big Rivers and the LG&E Parties agree that none of them shall conduct any oral or written communications with the KNREPC regarding the maximum permit limit for SO(2) for the Coleman facility without first offering in writing to the other Party(s) a reasonable opportunity to participate in those written or oral communications.

                                   ARTICLE 22

            22.1 LEM Advances. During the first twelve months following the Effective Date, LEM shall advance to Big Rivers the sum of $[REDACTED] in 11 monthly installments of $[REDACTED] each and a final installment in the sum of $[REDACTED]. During the second twelve months following the Effective Date, LEM shall advance to Big Rivers the sum of $[REDACTED] in 12 equal monthly installments of $[REDACTED] each. The first of such installments shall be delivered to Big Rivers on the first day of the first month following the Effective Date and the successive installments shall be delivered on the first day of the next 23 succeeding months. Big Rivers' obligation to repay such advances shall be evidenced by the Promissory Note from Big Rivers payable to LEM in the form of Exhibit O attached to this Agreement (the "Promissory Note (LEM Advances)"), which shall be executed and delivered by Big Rivers at the Closing; provided, that, LEM and the LG&E Parties acknowledge and agree that LEM's sole recourse for the collection of amounts owing by Big Rivers thereon shall (during Phase I) be a set-off by LEM against the Monthly Margin Payments that are or may be owing by LEM to Big Rivers pursuant to Section 3.3 of the Power Purchase Agreement, and shall (during Phase II) be a set-off-by Leaseco, on behalf of LEM, against the Monthly Margin Payments that are or may be owing by LEM to Big Rivers pursuant to Section 2.3.2 of the Lease, which set-off, Big Rivers acknowledges and agrees, shall be an unqualified right of LEM or Leaseco (as applicable) under the provisions of those Operative Documents.

            22.2 Big Rivers' Reimbursement Obligations. LEM covenants and agrees, and Big Rivers acknowledges and agrees, that on the Closing Date and in the event the Marketing Payment contemplated in Section 4.3.9 exceeds $[REDACTED], LEM will execute and deliver to the RUS a Demand Promissory note in a principal amount equal to the amount by which such Marketing Payment so exceeds $[REDACTED], which Demand Promissory Note will be payable on demand ("the Demand Note"). The Demand Note, if one is so delivered, will provide that following a default by Big Rivers under either of the two Promissory Notes to be issued by Big Rivers to the RUS pursuant to the New RUS Agreement (as defined in the Non-Disturbance Agreement) (together, the "RUS Notes"), RUS may demand payment by LEM in an amount equal to the amount then due and owing by Big Rivers under the RUS Notes, provided such amounts, in the aggregate, do not exceed the principal amount of such Demand Note. Big Rivers acknowledges and agrees that in the event that LEM is required to make one or more payments to the RUS pursuant to the Demand Note, Big Rivers will reimburse LEM the amounts so paid by LEM (each a "Big Rivers' Reimbursement Obligation") on the dates so paid by LEM to RUS (the "Demand Dates"). In the event that Big Rivers' Reimbursement Obligation(s) is not paid on the applicable Demand Dates, interest at the Default Rate will begin to accrue as of such Demand Date on Big Rivers' Reimbursement Obligation(s). Notwithstanding the foregoing, so long as any amount remains outstanding under either of the RUS Notes or the "1983 Reimbursement Agreement" or the "1985 Reimbursement Agreement" or the "AMBAC Notes" (each with AMBAC as referred to in Recital A of the Non-Disturbance Agreement), or Big Rivers' pollution control bonds as outstanding on the Effective Date, Big Rivers shall have no obligation to pay any amount with respect to Big Rivers' Reimbursement Obligation(s), provided however, that interest at the Default Rate will continue to accrue during all such periods during which Big Rivers has no payment obligation. Within 30 days, following such suspension period, Big Rivers must satisfy its Big Rivers' Reimbursement Obligations (and accrued and unpaid interest thereon).

            22.3 Upon receipt by Big Rivers of notice of any event of default with respect to the RUS Notes, Big Rivers must, as soon as practical, but in any event within two days of receipt, provide written notice to LEM of the same and, if notice from the RUS was provided in written form, Big Rivers must enclose in its written notice to LEM a copy of the same.


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

                                   ARTICLE 23

                                  MISCELLANEOUS

            23.1 Sale/Leaseback Transactions.

            Notwithstanding anything to the contrary contained in this Agreement or any of the other Operative Documents (including, without limitation the restrictions on transfers and assignments set forth in Article 16 hereof and the right of first refusal set forth in Article 24 hereof), Big Rivers shall have the right to enter into a sale, lease, or other similar transaction with respect to any of the Assets and any improvements, modifications or additions thereto (including any such improvements, modifications, or additions paid for, in whole or in part, by any of the LG&E Parties) if, substantially contemporaneous therewith, Big Rivers enters into a leaseback of the Assets subject to such transaction from the transferee, and maintains the absolute right and obligation following the expiration or termination of that sale/leaseback transaction (and agrees with the LG&E Parties that it will exercise that right if it accrues during the Term), to repurchase all such Assets; provided, however, that no such transaction(s) shall be consummated by Big Rivers without providing the LG&E Parties at least 30 days prior written notice thereof (together with a description in reasonable detail of the nature of the transaction), nor shall they be consummated if such consummation would: (a) have a material adverse effect on any of the LG&E Parties or their respective rights and interests under this Agreement or any of the other Operative Documents; (b) impose duties or obligations on any of the LG&E Parties which are materially more burdensome than the duties and obligations set forth in the Operative Documents; (c) impair in any material respect the rights and remedies of the LG&E Parties under or pursuant to the Settlement Note, the Settlement Mortgage, the Mortgage and Security Agreement or the Non-Disturbance Agreement, or their security interests and mortgage interests created thereby; (d) or, in the opinion of counsel to the LG&E Parties, place in jeopardy the Exempt Wholesale Generator status of WKEC or the public utility status of Station Two Subsidiary, or the status of LEC as a holding company exempt from registration under the Public Utility Holding Company Act (or any successor Laws that may require such status). In addition to the foregoing, no such transactions may be consummated by Big Rivers unless the assignee or transferee of the Assets executes and delivers to the LG&E Parties a Non-Disturbance and Attornment Agreement in a form reasonably satisfactory to the LG&E Parties. Any such transaction, provided it meets the conditions and limitations described above, shall not constitute a transfer or assignment of this Agreement or any of the other Operative Documents, and Big Rivers shall remain liable for all obligations of Big Rivers to the LG&E Parties under this Agreement and the other Operative Documents. The LG&E Parties shall cooperate with Big Rivers, at Big Rivers' expense, to accomplish any such transaction, including, without limitation, by entering into such modifications and amendments to this Agreement and the other Operative Documents as Big Rivers may reasonably request in order to accomplish such transaction, consistent with the conditions and limitations described above.


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

                                   ARTICLE 24

                               GENERAL PROVISIONS

            24.1 Residual Value Payment

            (a) General. Following the Effective Date, and upon the occurrence of:

                  (i) (A) the expiration or termination for any reason (other than as expressly provided below) of this Agreement (during Phase I only), the Power Purchase Agreement (during Phase I only), the Facility Operating Agreement (other than a termination coincident with the Phase II Effective Date), the Lease or the Station Two Agreement, or (B) the expiration or termination for any reason (other than as expressly provided below) of the Transmission Services and Interconnection Agreement (unless Big Rivers shall at that time have in place an effective Open Access Transmission Tariff ("OATT"), then upon any later expiration, termination or withdrawal of the OATT, whether or not voluntary); provided, that the expirations and terminations identified in (A) and (B), above shall specifically exclude (1) any wrongful termination by an LG&E Party of those agreements or instruments, (2) any rejection by an LG&E Party of those agreements or instruments in any bankruptcy proceeding involving that LG&E Party, and (3) any termination by an LG&E Party of this Agreement, the Power Purchase Agreement, the Facility Operating Agreement, the Lease or the Transmission Services and Interconnection Agreement in accordance with its terms which is not followed by a termination of the other of those Operative Documents that remain in effect by one or more LG&E Parties in accordance with their respective terms or by Big Rivers in breach or default thereof (each such expiration, termination or withdrawal identified in (A) and (B), above, individually and collectively, being hereinafter referred to as a "Transaction Termination"); or

                  (ii) any "Transfers" from time-to-time by Big Rivers of the "Subject Assets" (each as defined in Section 24.2 below) or of any of them, whether alone or together with any other assets or properties of Big Rivers, including without limitation, any Transfers to WKEC or Station Two Subsidiary pursuant to Section 24.2, or any involuntary sales, assignments or transfers of any of the Subject Assets such as a foreclosure sale, a deed or sale in lieu of foreclosure or a condemnation action, whether or not such Transfers or involuntary sales, assignments or transfers are permissible under the terms of the Operative Documents, but specifically excluding (A) a Transfer of any Station Two Contracts other than the "Station Two Operating Agreement", the "Station Two Power Sales Agreement" and the "Joint Facilities Agreement" (each as defined in the Station Two Agreement), and (B) any foreclosure under the Restated Mortgage (as defined in the Non-Disturbance Agreement) in circumstances in which this Agreement and the other Operative Documents remain in effect (each such Transfer or involuntary sale, assignment or transfer being hereinafter referred to as a "Triggering Transfer");

then an LG&E Parties' Residual Value Payment, calculated in the manner set forth in Subsection (e), below (if any shall result from that calculation) shall be due and owing by Big Rivers to Station Two Subsidiary; provided, that in the case of an involuntary sale, assignment or transfer of the Subject Assets as described in (ii), above, the Triggering Transfer that results from the


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

same shall be deemed to have occurred on the date immediately prior to the date of the involuntary sale, assignment or transfer, so that the LG&E Parties' Residual Value Payment associated with those Subject Assets shall accrue and become owing by Big Rivers prior to that involuntary sale, assignment or transfer. Big Rivers, Leaseco and, in the case of the tangible Station Two Assets or the Station Two Agreement, Station Two Subsidiary, shall, as soon as is reasonably practicable after the Transaction Termination or Triggering Transfer, jointly commission the completion of a fair market valuation (on a going-concern basis where possible) of all Capital Assets (including without limitation, Enhancements and Major Capital Improvements, if any) and all Station Two Improvements, that are at the time of such valuation included in, incorporated in or constituting a part of (x) all of the Tangible Assets (in the case of a Transaction Termination regarding this Agreement, the Power Purchase Agreement, the Facilities Operating Agreement, the Lease, the Transmission Services and Interconnection Agreement and/or the OATT), (y) the Station Two Assets (as defined in the Station Two Agreement) (in the case of a Transaction Termination regarding the Station Two Agreement or any Triggering Transfer of the Station Two Power Sales Agreement, the Station Two Operating Agreement or the Joint Facilities Agreement (collectively, the "Key Station Two Contracts") (or any material portion thereof)), or (z) the relevant Subject Assets (in the case of a Triggering Transfer of any Subject Assets other than the Key Station Two Contracts) (collectively, the "Relevant Assets").

            (b) Valuation. The fair market valuation of such Relevant Assets shall be determined pursuant to the process described in this Subsection (b) and, as applicable, Subsection (c) below. The valuation shall be conducted by a reputable, independent and impartial appraisal or valuation firm having substantial experience in the field of power facility appraisal or valuation ("Appraiser"), and the results of the valuation by the Appraiser shall be set forth in a written valuation report (the "Valuation Report") made available to all Parties. In the case of any Subject Assets (other than the Key Station Two Contracts) that have been transferred by Big Rivers, Big Rivers shall ensure that the transferee(s) affords the representatives of the Appraiser reasonable access to those Subject Assets and all other assets to which they are affixed or with which they are operated in order to complete the valuation of those Subject Assets; provided, that in the event an LG&E Party or any of its Affiliates is that transferee, then that LG&E Party (or Affiliate) shall itself afford such access to the Subject Assets to the representatives of the Appraiser. The Parties agree to use commercially reasonable efforts to expedite the completion of the relevant valuation, and the Valuation Report of the Appraiser selected shall be made available to all the Parties. The fair market valuation shall consider the age, condition and remaining useful life of the Relevant Assets, the usefulness and importance of the Relevant Assets in the operation or maintenance of the other assets and facilities to which they relate or are affixed, the "going concern" value (if any) of the Relevant Assets, and such other factors or criteria as are customary in the industry for such valuations. Notwithstanding the immediately preceding sentence, in the case of a Triggering Transfer of any of the Relevant Assets, the purchase price paid or payable to Big Rivers (or its successors or permitted assigns) for those Relevant Assets shall be deemed for the purposes of this Section 24.1 to be determinative of their fair market value, unless: (i) such Triggering Transfer shall have been made by Big Rivers in breach or default under Section 24.2 of this Agreement; or
(ii) WKEC and/or Station Two Subsidiary (as applicable) shall have been prevented by legal process


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

(including without limitation, any injunction, restraining order or stay imposed in connection with a bankruptcy proceeding involving Big Rivers), by a wrongful termination of this Agreement by Big Rivers, or by a rejection of this Agreement in any bankruptcy proceeding involving Big Rivers, from exercising their respective rights to purchase the Relevant Assets pursuant to Section 24.2 of this Agreement; or (iii) such Triggering Transfer shall have taken the form of an involuntary sale, assignment or transfer of the Relevant Assets of the type contemplated in Subsection (a)(ii), above (including without limitation, a foreclosure of the type described in Subclause (a)(ii)(B) above); in which event the purchase price so paid or payable shall, at the election of Leaseco and/or Station Two Subsidiary (as applicable), not be determinative of the fair market value of the Relevant Assets but shall instead be only one of the factors considered by the Appraiser in its valuation of those assets. In the event such purchase price is deemed to be determinative of the fair market value of the Relevant Assets, then there shall be no valuation of those assets by the Appraiser as contemplated above. Notwithstanding the foregoing, in the event a Triggering Transfer of any Relevant Assets is effected together with a sale, transfer, conveyance or assignment of any other Subject Assets, directly or indirectly, in one transaction or a series of related transactions, to the same Person(s), and (A) in the event any of the LG&E Parties reasonably believe that the portion of the aggregate purchase price payable for the Subject Assets in the transaction(s) that is proposed by Big Rivers to be allocated to or paid for the Relevant Assets does not reflect the actual fair value of those Relevant Assets, or (B) in the event the parties to the transaction(s) fail to designate the portion of that aggregate purchase price that is allocated to or paid for the Relevant Assets, then, upon the written election of that LG&E Party delivered not later than ten (10) days after its receipt of notice of the relevant Triggering Transfer from Big Rivers (including reasonable details of the allocation (if any) of the aggregate purchase price among the Subject Assets), the fair market value of the Relevant Assets shall be determined for purposes of this Section 24.1 pursuant to the dispute resolution and arbitration procedures described in Subsection (c), below (determined as if the purchase price allocation proposed by Big Rivers were the Valuation Report) or, if no such purchase price allocation shall have been made, pursuant to the fair market valuation processes described in this Subsection (b) and Subsection (c), below (but without regard to the sixth and seventh sentences of this Subsection (b)). Subject to the foregoing, the Appraiser shall be selected by the mutual agreement of Big Rivers, on the one hand, and Leaseco and/or Station Two Subsidiary (as applicable), on the other hand, as soon after the relevant Transaction Termination or Triggering Transfer as is reasonably possible, and the Parties each agree to promptly inform the other Parties in the event they shall be informed of or shall cause such a Transaction Termination or Triggering Transfer; provided, that in the event the Parties described above have not mutually selected the Appraiser within 30 days after first commencing their discussion regarding the selection, either Big Rivers, Leaseco or Station Two Subsidiary shall be entitled to refer the matter for resolution pursuant to the dispute resolution provisions of Article 15 of this Agreement. Big Rivers and Station Two Subsidiary (for itself and on behalf of Leaseco) shall share equally in the costs, expenses and fees associated with the Appraiser and its valuation, and shall jointly retain (or be deemed to have jointly retained) the Appraiser.

            (c) Dispute Over Valuations. In the event, following the completion of the valuation and the issuance of the Appraiser's Valuation Report, either Big Rivers, on the one hand, or Station Two Subsidiary (on behalf of the LG&E Parties), on the other hand, in good faith believes that the Valuation Report regarding the Relevant Assets does not adequately reflect the true fair market value of those assets at that time, or that the Valuation Report is otherwise defective or deficient, that Party shall notify the other Party of its belief within ten (10) days following its receipt of the Valuation Report. Failure to so notify the other Party of that belief shall be deemed to be the acceptance by that Party (and, in the case of Station Two Subsidiary, by all of the LG&E Parties) of the results of the Valuation Report for purposes of this Section 24.1. If such a notice is so delivered to the other Party, then representatives of those Parties shall promptly meet to review the Valuation Report and attempt to confirm the accuracy and completeness of the Valuation Report or, if the Parties shall agree that the Valuation Report is inaccurate, defective or deficient, attempt to rectify the defect or deficiency or to assign a more accurate value to the Relevant Assets. If the Parties are unable to resolve their differences and settle upon a valuation of the Relevant Assets within 30 days after the issuance of the Valuation Report, then either Party shall be entitled to refer the matter directly to arbitration pursuant to the relevant provisions pertaining to the arbitration of disputes in
Article 15 of this Agreement (exclusive of Section 15.3.6), for the purpose of determining whether the Valuation Report represented a valuation of the Relevant Assets that was within five percent (5%), above or below, of the actual fair market value of those assets. If, pursuant to that dispute resolution process, the Valuation Report is determined to fall within that range of values, then the Valuation Report shall be deemed to be determinative of the fair market value of the Relevant Assets for purposes of this Section 24.1. If the Valuation Report is determined to fall outside that range of values, then the actual fair market value shall be determined pursuant to arbitration under Article 15 (but without regard to the provisions of Section 15.3.6 of this Agreement).

            (d) Accounting. Throughout the Term, Big Rivers, on the one hand, and the relevant LG&E Parties, on the other hand, shall separately account for all Capital Assets (including without limitation, Enhancements and Major Capital Improvements) and Station Two Improvements that may be funded by them and/or by Henderson during the Term, including, in the case of the tangible Station Two Assets, without limitation, any Station Two Improvements that may be directly funded by Henderson, Big Rivers or Station Two Subsidiary, that may be indirectly funded by any of them or LEM through reimbursement payments made between those parties, that may be funded through the capacity charge payments made by them, directly or indirectly, pursuant to the Station Two Agreement or the Key Station Two Contracts, and that may be funded by them indirectly through withdrawals from any reserve accounts established pursuant to the Station Two Agreement or the Key Station Two Contracts. Such accounting by the Parties shall include, without limitation, the maintenance of records regarding the original cost and estimated useful lives of the Capital Assets and Station Two Improvements, and their respective contributions to those costs. For purposes of this Section 24.1 only and the calculations to be made hereunder, and to facilitate those calculations, the Capital Assets and Station Two Improvements that may be funded by any of the LG&E Parties, Big Rivers and/or Henderson, directly or indirectly, shall be deemed to be depreciated by each of those Parties and Henderson on a straight-line basis over the entire estimated useful lives of those assets, and otherwise on a consistent basis (regardless of any other methodology for the depreciation or amortization of those assets that may be utilized by the LG&E Parties, Big Rivers or Henderson for internal, tax


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

or accounting purposes, and regardless of whether those assets are assets that may be capitalized, or are characterized as leasehold improvements or otherwise for internal, tax or accounting purposes). In the event the Parties cannot agree on the estimated useful life of one or more Capital Assets or Station Two Improvements, that determination shall be made pursuant to the dispute resolution procedures set forth in Article 15 of this Agreement. At least annually, representatives of Big Rivers, Leaseco and Station Two Subsidiary shall meet to compare their respective records regarding the Capital Assets and Station Two Improvements previously funded, in whole or in part, by Big Rivers, any of the LG&E Parties or, in the case of the tangible Station Two Assets, Henderson, and they shall attempt to resolve any discrepancies that may exist between their respective records. Those Parties shall also consult with Henderson on a periodic basis for the same purpose. In the event of a dispute between the Parties over which party funded which portion of any Capital Assets or Station Two Improvements, over the costs to purchase or install the same, over the estimated useful lives of those assets, or over whether an expenditure was properly characterized as a Capital Asset or Station Two Improvement, that dispute shall be resolved pursuant to the dispute resolution procedures set forth in Article 15 of this Agreement.

            (e) Payments. At such time following any Transaction Termination or Triggering Transfer as the valuation of the Relevant Assets has been completed and the Valuation Report has been issued by the Appraiser (or at such other time as the fair market value of the Relevant Assets shall be determined or deemed to be determined as contemplated above), Big Rivers shall pay to Station Two Subsidiary, on behalf of all the LG&E Parties, the amounts determined as set forth in (i), (ii) or (iii), as applicable, below (each an "LG&E Parties' Residual Value Payment"). All such amounts, if they shall not have been determined and paid in full by Big Rivers to Station Two Subsidiary within 180 days after the relevant Transaction Termination or Triggering Transfer, shall bear interest payable by Big Rivers at a rate per annum equal to 135 percent of the then current market yield on U.S. Treasury obligations having a remaining maturity of one year, from the 90th day after the Transaction Termination or Triggering Transfer through and including the date on which payment is eventually made. Such interest amounts shall be paid in arrears at the time of and together with the relevant LG&E Parties' Residual Value Payment. Notwithstanding the foregoing, in the event the relevant Triggering Transfer takes the form of a foreclosure, a deed in lieu of foreclosure or any other involuntary Transfer, Station Two Subsidiary shall be entitled to participate in that Triggering Transfer, and to make a claim for any of the proceeds thereof, to secure and recover its LG&E Parties' Residual Value Payment (if any) resulting from that Triggering Transfer or from any other Transaction Termination or Triggering Transfer, without regard to any other provision that may allow payment of that amount by Big Rivers at a later date.

                  (i) In the case of (x) a Transaction Termination regarding this Agreement, the Power Purchase Agreement, the Facilities Operating Agreement, the Lease and the Transmission Services and Interconnection Agreement (or the OATT, as applicable), or regarding any of those agreements, instruments or tariff, or (y) a Triggering Transfer of any of the Subject Assets other than the Key Station Two Contracts, in either case, that occurs on or after the December 31st that is closest to the twenty-fifth anniversary of the Effective Date, then the LG&E Parties' Residual Value Payment with respect to that Transaction Termination or Triggering Transfer shall be an amount equal to the greater of (A) the amount determined by reference to the following formula, or
(B) the LG&E Parties' Residual Plant Value (as defined below) for the Relevant
Assets:

                  [REDACTED]

Where:

M = The aggregate fair market value of the Relevant Assets set forth in the Valuation Report (or otherwise determined as provided above);

L = The LG&E Parties' Residual Plant Value (as defined below) for the Relevant Assets;

B = Big Rivers' Depreciated Book Value (as defined below) for the Relevant Assets; and

E = The Depreciated Book Value of all Enhancements and Major Capital Improvements (as defined below) included in the Relevant Assets.

For the avoidance of doubt, the Parties agree that no LG&E Parties' Residual Value Payments shall become owing under this Subsection 24.1(e)(i) in respect of any Enhancements, Major Capital Improvements or Station Two Improvements.

                  (ii) In the case of (x) a Transaction Termination regarding the agreements, instruments or tariff described in (i), above, or any of them, or (y) a Triggering Transfer of any of the Subject Assets other than the Key Station Two Contracts, in either case that occurs prior to the December 31st that is closest to the twenty-fifth anniversary of the Effective Date, then the LG&E Parties' Residual Value Payment with respect to that Transaction Termination or Triggering Transfer shall be an amount equal to the greater of
(A) the amount determined by reference to the following formula, or (B) the sum of the LG&E Parties' Residual Plant Value (as defined below) for the Relevant Assets, plus the Depreciated Book Value of all Enhancements and Major Capital Improvements (as defined below) for the Relevant Assets:

                  [REDACTED]

Where: M, L, B and E have the meanings set forth in (i) above; and "ET" means the Depreciated Book Value of all Enhancements and Major Capital Improvements calculated as though the Term had continued through the December 31st that is closest to the twenty-fifth anniversary of the Effective Date.

                  (iii) In the case of: (x) a Transaction Termination regarding the Station Two Agreement; or (y) any Triggering Transfer of the Key Station Two Contracts (or any material portion thereof) (A) without the prior consent of the LG&E Parties and Henderson as required by the Station Two Agreement or the Key Station Two Contracts, or (B) to any Person that does not simultaneously assume and agree to perform Big Rivers' obligations under all such Key Station Two Contracts and the Station Two Agreement with those agreements remaining in full force and effect following the Triggering Transfer in accordance with their respective terms; then the LG&E Parties' Residual Value Payment regarding that Transaction Termination or Triggering Transfer, as applicable, shall be an amount equal to the greater of (1) the amount


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

determined by reference to the following formula, or (2) the LG&E Parties' Residual Plant Value (as defined below) for the Relevant Assets (it being understood that so long as the consents described in (A), above, have been obtained and the Person(s) described in (B), above, have so assumed and are performing Big Rivers' obligations described therein, no LG&E Parties' Residual Value Payment with respect to that Triggering Transfer as contemplated in this Subsection (iii) shall become due and owing):

                  [REDACTED]

Where LT, BT and HT have the meanings set forth in subsection (f), below, and:

M = The aggregate fair market value of the Relevant Assets set forth in the Valuation Report (or otherwise determined as provided above);

L =   The LG&E Parties' Residual Plant Value for the Relevant Assets; and

B =   Big Rivers' Depreciated Book Value for the Relevant Assets.

Notwithstanding anything contained in this Subsection 24.1(e)(iii) to the contrary, no LG&E Parties' Residual Value Payment shall become owing hereunder by reason of a Transaction Termination regarding the Station Two Agreement if, within 60 days after that Transaction Termination, Big Rivers shall have taken such actions, in compliance with Section 13.8 of the Station Two Agreement, as shall be necessary to prevent the LG&E Parties (or any of them) from having the right, pursuant to Section 13.8 of that agreement, to an abatement against the Annual Fixed Payments or the Rental Payments (as applicable) due by them to Big Rivers, to a reimbursement of the Initial Fixed Payment or Initial Rental Payment, to a reduction in the Contract Limits, or to terminate any of the Operative Documents other than the Station Two Agreement, each as contemplated in Section 13.8 of that agreement; provided, that in the event those LG&E Parties shall at any time thereafter have the immediate right to take any of the foregoing actions or exercise any of the foregoing rights or remedies in accordance with Section 13.8, then the LG&E Parties' Residual Value Payment with respect to that Transaction Termination shall become payable by Big Rivers to Station Two Subsidiary under this Subsection 24.1(e)(iii).

            (f) Definitions. As used in this Section 24.1:

                  (i) The "LG&E Parties' Residual Plant Value" shall mean the aggregate amount derived from combining for all Capital Assets (excluding any Enhancements or Major Capital Improvements) and Station Two Improvements of the type described below the amounts determined as set forth below: (x) the sum of the original Installed Costs, purchase price amounts and other costs incurred by Big Rivers, each of the LG&E Parties and (in the case of Station Two Improvements) Henderson, collectively, whether directly or indirectly, for each Capital Asset or Station Two Improvement (as applicable), or portion thereof, that has been incorporated into or made a part of the Relevant Assets during the Term and through the Transaction Termination or Triggering Transfer (as applicable), or that has been funded by Big


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

Rivers, any of the LG&E Parties and/or Henderson during the Term, directly or indirectly, but has not been fully incorporated into or made a part of the Relevant Assets as of the Termination Transaction or Triggering Transfer; minus
(y) the portion of those Installed Costs, purchase price amounts and other costs that would have been depreciated or amortized by those parties through the Transaction Termination or the Triggering Transfer assuming a straight line depreciation or amortization of that Capital Asset or Station Two Improvement over its estimated useful life; then multiplied by (z)(A) Leaseco's Capital Asset Sharing Ratio that applied to that Capital Asset during the Term (determined by reference to Section 7.4 of the Cost Sharing Agreement or Section 8.4, as of the Lease, as applicable), or (B) in the case of the Station Two Improvements, Station Two Subsidiary's Station Two Improvement Sharing Ratio that applied to that Station Two Improvement (determined by reference to Section 8.17(e) or Section 9.10(c) of the Station Two Agreement, as applicable);

                  (ii) "Big Rivers' Depreciated Book Value" shall mean (A) the aggregate amount determined by reference to Section 24.1(f)(i), above, but after substituting prior to the calculation the relevant Capital Asset Sharing Ratio of Big Rivers (determined by reference to Section 7.4 of the Cost Sharing Agreement or Section 8.4 of the Lease, as applicable) and Big Rivers' Station Two Improvement Sharing Ratio (determined by reference to Section 8.17(e) or
Section 9.10(c) of the Station Two Agreement, as applicable) for Leaseco's Capital Asset Sharing Ratio and Station Two Subsidiary's Station Two Improvement Sharing Ratio, respectively, in Subclause (z) of that Section.

                  (iii) "Depreciated Book Value of all Enhancements and Major Capital Improvements" shall mean the aggregate amount derived from combining for all Enhancements and Major Capital Improvements (if any) that have been incorporated into or made a part of the Relevant Assets during the Term and through the Transaction Termination or Triggering Transfer (as applicable), or that have been funded by any of the LG&E Parties during the Term but have not been fully incorporated or made a part of the Relevant Assets as of the Transaction Termination or Triggering Transfer, the amounts determined as set forth below: (x) the sum of the original Installed Costs, purchase price amounts and other costs incurred by any of the LG&E Parties for each such Enhancement or Major Capital Improvement, minus (y) the portion of those Installed Costs, purchase price amounts and other costs that would have been depreciated or amortized by those LG&E Parties through the Transaction Termination or Triggering Transfer assuming a straight line depreciation or amortization of those assets over their estimated useful lives.

                  (iv) "LT" shall mean the aggregate amount of the original Installed Costs, purchase price amounts and other costs incurred by any of the LG&E Parties, whether directly or indirectly, for the construction, purchase or installation of the Relevant Assets, including without limitation, any Relevant Assets that have been funded by any of the LG&E Parties during the Term, directly or indirectly, but that have not been installed or delivered as of the Termination Transaction or Triggering Transfer, whether funded directly by the LG&E Parties, funded indirectly by them through reimbursement payments made between them and Big Rivers or Henderson, funded through capacity charge payments made by them, directly or indirectly, pursuant to the Station Two Agreement or the Key Station Two Contracts, or funded by them indirectly through withdrawals from any reserve accounts established pursuant to those agreements.

                  (v) "BT" shall mean the aggregate amount of the original Installed Costs, purchase price amounts and other costs incurred by Big Rivers, whether directly or indirectly, for the construction, purchase or installation of the Relevant Assets, including without limitation, any Relevant Assets that have been funded by Big Rivers during the Term, directly or indirectly, but that have not been installed or delivered as of the Termination Transaction or Triggering Transfer, whether funded directly by Big Rivers, funded indirectly by it through reimbursement payments made between it and the LG&E Parties or Henderson, funded through capacity charge payments made by it, directly or indirectly, pursuant to the Station Two Agreement or the Key Station Two Contracts, or funded by it indirectly through withdrawals from any reserve accounts established pursuant to those agreements.

                  (vi) "HT" shall mean the aggregate amount of the original Installed Costs, purchase price amounts and other costs incurred by Henderson, whether directly or indirectly, for the construction, purchase or installation of the Relevant Assets, including without limitation, any Relevant Assets that have been funded by Henderson during the Term, directly or indirectly, but that have not been installed or delivered as of the Termination Transaction or Triggering Transfer, whether funded directly by Henderson, funded indirectly by it through reimbursement payments made between it and Big Rivers or the LG&E Parties, funded through capacity charge payments made by it, directly or indirectly, pursuant to the Station Two Agreement or the Key Station Two Contracts, or funded by it indirectly through withdrawals from any reserve accounts established pursuant to those agreements.

            (g) Security Interests. All LG&E Parties' Residual Value Payments that may become due to any LG&E Party(s) under this Section 24.1 shall be secured by the Settlement Mortgage, and shall be further subject to the Non-Disturbance Agreement to be entered into by Big Rivers, RUS, the LC Issuer and the LG&E Parties.

            (h) Credit for Other Recoveries. Notwithstanding anything contained in this Section 24.1 to the contrary, in the event the LG&E Parties receive from Big Rivers an LG&E Parties' Residual Value Payment upon the condemnation of any of the Tangible Assets as contemplated in Section 9.1 of the Cost Sharing Agreement or Section 10.1 of the Lease, that payment by Big Rivers shall be deemed to discharge its obligation under this Section 24.1 to make that payment to the relevant LG&E Party. In addition, (i) in the event following the destruction of any Enhancements or Major Capital Improvements the LG&E Parties shall elect not to replace or rebuild the same, the LG&E Parties shall not thereafter be entitled to any LG&E Parties' Residual Value Payments with respect to those assets, and (ii) in the event any other Capital Asset or any Station Two Improvement is destroyed but not replaced or rebuilt as contemplated in
Section 9.2.3 of the Cost Sharing Agreement, Section 10.2.3 of the Lease or
Section 13.5 of this Agreement (as applicable), and Leaseco or Station Two Subsidiary (as applicable) receives its share of insurance proceeds relative to those Capital Assets or Station Two Improvements as contemplated in those Sections, then the LG&E Parties shall not thereafter be entitled to any LG&E Parties' Residual Value Payments with respect to those assets.


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            24.2 Right of First Refusal.

            (a) Restriction on Transfer of Assets or Station Two Contracts. Except in the limited circumstances described in this Section 24.2, and then only in accordance with the terms, conditions and provisions of this Section 24.2, Big Rivers agrees that it shall not, at any time during the Term or for a period of one year following the expiration or termination thereof (collectively, the "Option Period"), voluntarily sell, assign, pledge, give, encumber, dispose of, or otherwise voluntarily transfer by operation of law (including without limitation, by merger or consolidation) (each a "Transfer"), any of Big Rivers' rights, title or interests under, in or to (i) the Tangible Assets, any of the Tangible Assets, any other tangible assets or properties relating to or comprising one or more Facilities (including without limitation, any Capital Assets, Enhancements or Major Capital Improvements) or any Real Property on which the Facilities are situated (or any portions(s) of the Facilities or such Real Property), (ii) any tangible assets or properties relating to or comprising the Station Two Assets or the real property on which the Station Two Assets are situated and in which Big Rivers may own or acquire an interest during the Term (including without limitation, any Station Two Improvements), or (iii) the Station Two Contracts (or any material portion thereof), other than a Transfer of the Assigned Station Two Contracts to Station Two Subsidiary pursuant to Station Two Agreement (collectively, the "Subject Assets"). Notwithstanding the foregoing, in the case of the Tangible Assets and the tangible Station Two Assets, Big Rivers shall be entitled to so Transfer the same free of the restrictions of this Section 24.2 if done so by Big Rivers in the ordinary course of the business consistent with past practices (but subject in all cases to any other restrictions on such Transfers set forth in this Agreement or any other Operative Document).

            (b) Sales or Other Voluntary Transfers. In the event Big Rivers desires to Transfer in any manner all or any portion of the Subject Assets during the Option Period, and has received a bona fide binding written offer to purchase those assets from one or more other Persons (a "Bona Fide Offer") during the Option Period, Big Rivers shall, by written notice to WKEC (in the case of the Tangible Assets) or Station Two Subsidiary (in the case of the Station Two Assets and the Station Two Contracts), including therewith a copy of the Bona Fide Offer, and before any acceptance of that Bona Fide Offer or any agreement to sell those Subject Assets to such other Person(s), first offer the Subject Assets to WKEC or Station Two Subsidiary (as applicable) for purchase by them at the price and upon and subject to the other terms and conditions set forth in the Bona Fide Offer (but without any additional or different terms or conditions), except as provided in (c) below. If it desires to so exercise the same, WKEC or Station Two Subsidiary must, not later than midnight of the 60th day following the date of its receipt of such notice, exercise its right to so purchase all (but not less than all) of the relevant Subject Assets upon the terms and subject to the conditions set forth in the Bona Fide Offer, by giving written notice to Big Rivers of such exercise. In the event WKEC or Station Two Subsidiary does not so exercise its right to purchase all of the Subject Assets within the time period described above, Big Rivers shall thereafter be entitled to Transfer all (but not less than all) of those Subject Assets to the Person(s) who made the Bona Fide Offer, solely on the terms of that Bona Fide Offer, without material modification, at any time during the period commencing on the expiration of the foregoing 60-day period and expiring 210 days thereafter; provided, that in the event such Transfer to that Person shall not have been completed within that


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

210-day period, Big Rivers agrees that it shall not thereafter attempt to Transfer all or any portion of those Subject Assets to that or any other Person (other than WKEC or Station Two Subsidiary) without once again offering to transfer the same to WKEC or Station Two Subsidiary (as applicable) pursuant to this Section 24.2(b). In the event WKEC or Station Two Subsidiary shall so exercise their right pursuant hereto, the closing of the resulting sale of the Subject Assets by Big Rivers to that LG&E Party shall occur at the offices of Leaseco (or Station Two Subsidiary) in Louisville, Kentucky, not later than ninety (90) days following the delivery of the relevant exercise notice, or at such other time and places as those Parties shall mutually agree to.

            (c) Use of Residual Value Payments. In exercising its right to purchase any Subject Assets pursuant to this Section 24.2, the relevant LG&E Party shall be entitled, in its discretion, to elect to reduce the purchase price payable by that Party for the Subject Assets by the amount of any unpaid LG&E Parties' Residual Value Payment(s) that may then be owing by Big Rivers to any LG&E Party pursuant to Section 24.1, whether or not in connection with the Subject Assets that are being purchased by the relevant LG&E Party; provided, that for purposes of calculating the LG&E Party's Residual Value Payment that shall be available for reduction of that purchase price, the aggregate fair market value of the Subject Assets for purposes of Section 24.1(d) shall be deemed to be the purchase price set forth in the Bona Fide Offer. Any such reduction shall, upon the consummation of that purchase transaction, and to the extent of the reduction, be deemed to correspondingly reduce the obligation of Big Rivers to make that LG&E Parties' Residual Value Payment.

            24.3 Continuation of Agreement.

            Big Rivers recognizes and acknowledges that the RUS, the Members and the LG&E Parties have or will in good faith enter into the transactions to which this Agreement and the other Operative Documents relate, and have agreed to consummate those transactions, in specific reliance upon the fact that the transactions contemplated in the Operative Documents shall continue for the stated Term (i.e., approximately 25 years). Big Rivers has informed the RUS, the Members and the LG&E Parties that Big Rivers has in good faith entered into this Agreement and will enter into the other Operative Documents in reliance upon and with the specific intent of continuing these transactions through the stated Term (i.e., approximately 25 years). In order to enable Big Rivers to comply with certain requirements of the KPSC related to approval of its proposed rates, and to provide additional assurances of its good faith and commitment and without in any way intending to reduce or otherwise avoid abiding by the Operative Documents throughout their stated Term (i.e., approximately 25 years) and without any implication by any of the Parties that Big Rivers is or would be entitled to attempt to reduce or otherwise avoid the terms of the Operative Documents, Big Rivers additionally commits and undertakes that for the period prior to January 1, 2012, in the event of any filing by Big Rivers of a petition or similar filing for bankruptcy or reorganization or arrangement under any federal or state bankruptcy or insolvency or similar Law, or the commencement of involuntary proceedings against Big Rivers under any such Law, neither Big Rivers nor its successor or assigns, if any, shall file, direct the filing of, join in, consent to, or otherwise support any other party to any such proceedings in a motion, complaint, pleading, statement, testimony or otherwise make any attempt to terminate, reject or modify any of the Operative Documents under (other than in


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

accordance with their respective terms) Section 365 of the United States Bankruptcy Code, 11 U.S.C. ss. 101, et seq., as it subsequently may be amended, modified or supplemented or any other similar, applicable federal or state bankruptcy or insolvency laws (the "Insolvency Assurance"). Thereafter, Big Rivers shall continue the Insolvency Assurance unless and until the RUS, in the exercise of its discretion, were to consent to any of the foregoing. In all events and throughout the Term, each of the RUS, the Members and the LG&E Parties shall be entitled to rely upon the specific provisions of each of the Operative Documents, including but not limited to their stated term (i.e., approximately 25 years), and shall be entitled to take whatever actions may prove to be necessary or appropriate to maintain the benefit of their bargain in the event that Big Rivers ever attempts to cause the rejection or termination of any of the Operative Documents (other than in accordance with their respective terms) in a subsequent bankruptcy or reorganization proceeding or otherwise.

            24.4 LG&E Parties Commitment.

            The LG&E Parties recognize and acknowledge that the RUS, the Members and Big Rivers have in good faith entered into the transactions to which this Agreement and the other Operative Documents relate, and have agreed to consummate those transactions, in specific reliance upon the fact that the transactions contemplated in the Operative Documents shall continue for their stated term (i.e., approximately 25 years). The LG&E Parties have informed the RUS, the Members and Big Rivers that the LG&E Parties have in good faith entered into this Agreement in reliance upon and with specific intent of continuing this transaction through the stated term (i.e., approximately 25 years). In order to facilitate approval of the proposed rates of Big Rivers and to provide additional assurances of their good faith and commitment, and without in any way intending to reduce or otherwise avoid abiding by this Agreement and the other Operative Documents throughout their stated term (i.e., approximately 25 years), and without any implication by any of the Parties that the LG&E Parties are or would be entitled to attempt to reduce or otherwise avoid the terms of this Agreement or any other Operative Document, the LG&E Parties additionally commit and undertake that for the period prior to January 1, 2012, in the event of any filing by any of the LG&E Parties of a petition or similar filing for bankruptcy or reorganization or arrangement under any federal or state bankruptcy or insolvency or similar Law, or the commencement of involuntary proceedings against any of the LG&E Parties under any such Law, none of the LG&E Parties nor their respective successors or assigns, if any, shall file, direct the filing of, join in, consent to, or otherwise support any other party to any such proceedings in a motion, complaint, pleading, statement, testimony or otherwise make any attempt to terminate, reject or modify this Agreement or any other Operative Document (other than in accordance with their respective terms) under
Section 365 of the United States Bankruptcy Code, 11 U.S.C. ss.101, et seq., as it subsequently may be amended, modified or supplemented or any other similar, applicable federal or state bankruptcy or insolvency Laws (the "Insolvency Assurance"). Thereafter, the LG&E Parties shall continue the Insolvency Assurance unless and until the RUS, in the exercise of its discretion, were to consent to any of the foregoing. In all events and throughout the Term, each of the RUS, the Members and Big Rivers shall be entitled to rely upon the specific provisions of this Agreement, including but not limited to the stated Term (i.e., approximately 25 years), and shall be entitled to take whatever actions may prove to be necessary or appropriate to maintain the benefit of their bargain in the


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

event that any of the LG&E Parties ever attempt to cause the rejection or termination of this Agreement or any other Operative Document (other than in accordance with their respective terms) in a subsequent bankruptcy or reorganization proceeding or otherwise.

            24.5 No Limitation on Rights Under New RUS Loan Documents.

            Nothing in this Article 24 shall modify, reduce or diminish: (i) the rights of the RUS under the New RUS Loan Documents (as defined in that certain New RUS Loan Agreement between Big Rivers and the RUS to be executed and delivered on the Effective Date); or (ii) the rights of the Mortgagees under the New RUS Mortgage (as defined in said New RUS Loan Agreement), including without limitation, any right to withhold consent with respect to any sale or disposition of Big Rivers' property except on terms acceptable to the RUS and/or such mortgagees; but subject, in the case of (i) and (ii), above, to the Non-Disturbance Agreement of even date herewith among Big Rivers, RUS, AMBAC and the LG&E Parties.

            24.6 Survival; No Limitation on Remedies.

            The provisions of this Article 24 shall survive the expiration or termination of this Agreement following the Effective Date for any reason, and shall continue to be binding on the Parties. The payments and other rights provided for in this Article 24 shall be in addition to, and not in lieu of, all other rights and remedies of the LG&E Parties provided for in this Agreement and the other Operative Documents (including without limitation, any rights and remedies in respect of any breach or default by Big Rivers hereunder or thereunder), and all such rights and remedies shall be deemed to be cumulative unless expressly provided otherwise in this Agreement or any other Operative Document.


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

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first written above.

                                    BIG RIVERS ELECTRIC CORPORATION

                                    By: /s/ Michael H. Core
                                       ----------------------------
                                    Printed Name: Michael H. Core
                                    Title: President/CEO


                                    WESTERN KENTUCKY ENERGY CORP.

                                    By: /s/ John R. McCall
                                       ----------------------------
                                    Printed Name: John R. McCall
                                    Title: Vice President


                                    LG&E ENERGY MARKETING INC.

                                    By: /s/ John R. McCall
                                       ----------------------------
                                    Printed Name: John R. McCall
                                    Title: Vice President


                                    WESTERN KENTUCKY LEASING CORP.

                                    By: /s/ John R. McCall
                                       ----------------------------
                                    Printed Name: John R. McCall
                                    Title: Vice President


                                    WKE STATION TWO INC.

                                    By: /s/ John R. McCall
                                       ----------------------------
                                    Printed Name: John R. McCall
                                    Title: Vice President

       [* All schedules and
       Exhibits REDACTED]

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